Exhibit 4.17
EXECUTION COPY

Published CUSIP Number: 25467YAA6
CREDIT, PLEDGE AND SECURITY AGREEMENT
Dated as of May 14, 2007,
among
DISCOVERY COMMUNICATIONS HOLDING, LLC,
as Borrower,
the Lenders party hereto,
BANK OF AMERICA, N.A.,
as Administrative Agent,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,
THE ROYAL BANK OF SCOTLAND, PLC,
TORONTO DOMINION (TEXAS), INC.
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Documentation Agents
and
BANC OF AMERICA SECURITIES LLC
and
J.P. MORGAN SECURITIES, INC,
as Joint Lead Arrangers and Joint Bookrunners

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(continued)

-ii-

(continued)

-iii-

(continued)

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(continued)

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SCHEDULES

2.01	Commitments and Applicable Percentages
11.02	Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Information Certificate (Closing Date)
F	Information Certificate (Annual)

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CREDIT, PLEDGE AND SECURITY AGREEMENT
          CREDIT, PLEDGE AND SECURITY AGREEMENT dated as of May 14, 2007 (this “Agreement”; capitalized terms used herein without definition having the meanings provided in Article I), among DISCOVERY COMMUNICATIONS HOLDING, LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).
RECITALS:
          WHEREAS, the Borrower has requested that the Term B Lenders make the Term B Facility available to the Borrower to finance the Transaction; and
          WHEREAS, the Lenders have indicated their willingness to lend the Loans on the terms and subject to the conditions set forth herein;
          NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
          “Account” has the meaning provided in Section 1.02.
          “Account Control Agreement” means an account control agreement in form and substance reasonably satisfactory to the Administrative Agent (which may be in the form of the 2006 version of the form of Account Control Agreement developed by the American Bar Association’s Business Law Section).
          “Additional Term Borrowing” means, for each Additional Term Facility, a borrowing consisting of simultaneous Additional Term Loans under such Facility of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Additional Term Lenders under such Facility pursuant to the Credit Agreement Supplement establishing such Facility.
          “Additional Term Commitment” means, for each Additional Term Facility, each Additional Term Lender’s obligation to make Additional Term Loans to the Borrower pursuant to Section 2.01(b) and the applicable Credit Agreement Supplement for such Facility in an aggregate principal amount at any one time outstanding not to exceed the amount set forth in such Credit Agreement Supplement, as such amount may be adjusted from time to time in accordance with this Agreement.

          “Additional Term Facility” means, at any time (a) on or prior to the Additional Term Facility Effective Date under any Credit Agreement Supplement, the aggregate amount of the Additional Term Commitments under such Credit Agreement Supplement at such time and (b) thereafter, the aggregate principal amount of the Additional Term Loans outstanding at such time under this Agreement, as supplemented by such Credit Agreement Supplement.
          “Additional Term Facility Effective Date” has the meaning specified in Section 2.03(d).
          “Additional Term Facility Notice” has the meaning specified in Section 2.03(a).
          “Additional Term Lender” means for any Additional Term Facility at any time (a) on or prior to the Additional Term Facility Effective Date for such Facility, any Lender (or Eligible Assignee invited to participate in such Facility pursuant to Section 2.03(c)) that has an Additional Term Commitment under such Facility and (b) thereafter, any Lender that holds Additional Terms Loans under such Facility.
          “Additional Term Loan” means an advance made by any Additional Term Lender under an Additional Term Facility pursuant to Section 2.01(b).
          “Additional Term Note” means a promissory note made by the Borrower in favor of an Additional Term Lender evidencing Additional Term Loans under an Additional Term Facility made by such Lender, substantially in the form of Exhibit B and duly completed for such Loans.
          “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
          “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agents” means, collectively, the Administrative Agent, JPMorgan Chase Bank, N.A., in its capacity as Syndication Agent, The Royal Bank of Scotland plc, Toronto Dominion (Texas), Inc. and Wachovia Bank, National Association, in their capacities as Documentation Agents, and the Lead Arrangers.
          “Aggregate Commitments” means the aggregate Commitments of all the Lenders under all Facilities.

          “Agreement” means this Credit, Pledge and Security Agreement.
          “Animal Planet Investment” means the Investment by the Company of not more than $40,000,000 in its Restricted Subsidiary Animal Planet LLC, a Delaware limited liability company, and the use of such funds by Animal Planet LLC to purchase Equity Interests in Animal Planet LP, a Delaware limited partnership.
          “Applicable Certificate Date” means (a) in the case of the Initial Information Certificate, the Closing Date, immediately after giving effect to the consummation of the Restructuring on such date; and (b) in the case of each Information Certificate delivered pursuant to Section 6.02(g), the date of such certificate.
          “Applicable Percentage” means (a) in respect of the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) on or prior to the Closing Date, such Term B Lender’s Term B Commitment at such time and (ii) thereafter, the principal amount of such Term B Lender’s Term B Loans at such time, and (b) in respect of any Additional Term Facility, with respect to any Additional Term Lender under such Additional Term Facility at any time, the percentage (carried out to the ninth decimal place) of such Additional Term Facility represented by (i) on or prior to the date of funding any such Additional Term Loans, such Additional Term Lender’s Additional Term Commitment with respect to such Additional Term Facility at such time and (ii) thereafter, the outstanding principal amount of such Additional Term Loans made by such Additional Term Lender under such Facility at such time. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender in Schedule 2.01 or in a schedule to the applicable Credit Agreement Supplement for an Additional Term Facility, as the case may be, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
          “Applicable Rate” means (a) in respect of the Term B Facility, 1.00% per annum for Base Rate Loans and 2.00% per annum for Eurodollar Rate Loans and (b) in respect of any Additional Term Facility, as set forth in the applicable Credit Agreement Supplement establishing such Additional Term Facility.
          “Appropriate Lender” means, at any time, with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan outstanding under such Facility, respectively, at such time.
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
          “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
          “Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.
          “Bank of America” means Bank of America, N.A. and its successors.
          “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
          “Borrower” has the meaning specified in the introductory paragraph hereto.
          “Borrower Materials” has the meaning specified in Section 6.02.
          “Borrowing” means a Term B Borrowing or an Additional Term Borrowing, as the context may require.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
          “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

          “Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens created under this Agreement and the Collateral Documents and other Liens permitted hereunder):
     (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;
     (b) readily marketable obligations or securities issued or directly and fully guaranteed or insured by any other sovereign country or agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of such country is pledged in support thereof;
     (c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;
     (d) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;
     (e) repurchase agreements with respect to Investments of the type described in clauses (a), (b), (c) and (d) of this definition with financial institutions having a long term unsecured debt rating of A3 or better from Moody’s or A- or better from S&P, in each case, with terms of not more than 360 days from the date of the applicable agreement; and
     (f) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited primarily to Investments of the character, quality and maturity described in clauses (a), (b), (c), (d) and (e) of this definition.
          “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

          “Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.
          “CFC” means a Person that is a controlled foreign corporation of the Borrower under Section 957 of the Code.
          “CFC Pledge Agreement” means in respect of any Pledge Equity issued by a CFC organized under the laws of any jurisdiction, a pledge agreement governed by the laws of such jurisdiction pledging such Pledged Equity to the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by the Borrower.
          “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
          “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than (i) 50% of the Voting Interests of the Borrower or (ii) if the Significant Equity Holders are beneficial owners, directly or indirectly, of less than 50% of such Voting Interests, such lesser percentage, other than (A) any Significant Equity Holder or (B) any combination of Significant Equity Shareholders; or
     (b) the Borrower shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Company; or
     (c) a “change of control” or any comparable term under, and as defined in, any Material Indebtedness Agreement shall have occurred.
          “Chattel Paper” has the meaning provided in Section 1.02.
          “Closing Date” means May 14, 2007, the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.
          “Code” means the Internal Revenue Code of 1986.
          “Collateral” means all of the “Collateral” referred to in Section 10.01 and all of the other property that is or is intended under the terms of Article X or the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

          “Collateral Document Delivery Date” means, with respect to any item of Collateral acquired or created by the Borrower after the Closing Date, the date following such acquisition or creation which is the earlier of (a) the date the Borrower is next required to deliver an Information Certificate pursuant to Section 6.02(g), and (b) any earlier date reasonably requested by the Administrative Agent which is not earlier than 30 days following the date of such request.
          “Collateral Documents” means, collectively, each Intellectual Property Security Agreement, each Account Control Agreement, each CFC Pledge Agreement, each of the other security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
          “Commercial Tort Claim” has the meaning provided in Section 1.02.
          “Commitment” means a Term B Commitment or an Additional Term Commitment, as the context may require.
          “Common Parent” means any Person that is the common parent of a consolidated or combined group of corporations for United States federal, state or local income tax purposes that includes the Borrower as a member.
          “Company” means (a) prior to the consummation of the Restructuring, Discovery Communications, Inc., a Delaware close corporation, and (b) after consummation of the Restructuring, Discovery Communications, LLC, the Delaware limited liability company into which such corporation is converted in the Restructuring.
          “Company Contribution” means the contribution by the Borrower to the equity of the Company on the Closing Date of up to $300,000,000 of the proceeds of the Term B Borrowing.
          “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
          “Consolidated Borrower Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Borrower and its Restricted Subsidiaries as of such date to (b) Consolidated Operating Cash Flow of the Borrower and its Restricted Subsidiaries.
          “Consolidated Funded Indebtedness” means, as of any date of determination, for any Person and certain of its Subsidiaries on a consolidated basis (or, in the case of certain Unrestricted Subsidiaries, such Subsidiaries on a combined basis), without duplication, the sum of (a) the outstanding principal amount of all Indebtedness, whether current or long-term, for borrowed money (including Loans hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money

Indebtedness (without duplication of amounts included under clause (d) below), (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than (i) commercial letters of credit in an aggregate face amount of not more than $15,000,000 and (ii) surety bonds, in an aggregate face amount of not more than $10,000,000), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than such Person or any such Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or similar limited liability entity) in which such Person or any such Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or any such Subsidiary. Consolidated Funded Indebtedness shall be calculated on a Pro Forma Basis for the purposes provided in Section 1.04.
          “Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with Indebtedness for borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP, in each case of or by any Person and certain of its Subsidiaries on a consolidated basis (or, in the case of certain Unrestricted Subsidiaries, such Subsidiaries on a combined basis) for the most recently completed Measurement Period. Consolidated Interest Charges shall be calculated on a Pro Forma Basis for the purposes provided in Section 1.04.
          “Consolidated Net Income” means, at any date of determination, the net income (or loss) of any Person and certain of its Subsidiaries on a consolidated basis (or, in the case of certain Unrestricted Subsidiaries, such Subsidiaries on a combined basis) for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary of such Person during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period (other than any such restrictions in any Material Indebtedness Agreement), except that such Person’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Period of any other Person if such other Person is not a Subsidiary of the subject Person, except that the subject Person’s equity in the net income of any such other Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such other Person during such Period to the subject Person or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Subsidiary is not precluded from further distributing such amount to subject Person as described in clause (b) of this proviso). Consolidated Net Income shall be calculated on a Pro Forma Basis for the purposes provided in Section 1.04.
          “Consolidated Operating Cash Flow” means, at any date of determination with respect to any Person and certain of its Subsidiaries on a consolidated basis (or, in the case of certain Unrestricted Subsidiaries, such Subsidiaries on a combined basis), an amount equal to the sum of (a) Consolidated Net Income of such Person and its Subsidiaries for the most recently completed Measurement Period plus (b) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges of such Person and its Subsidiaries, (ii) the provision for Federal, state, local and foreign taxes payable, (iii) depreciation and amortization expense (other than the amortization of payments for the acquisition of film rights and broadcast programming) and (iv) other non-cash expenses (including, without limitation, (A) expenses recorded for long term incentive plans, (B) amortization expense for launch and representation rights, (C) expenses to record minority interests in consolidated results, (D) equity gain or loss of other unconsolidated ventures, and (E) unrealized gain or loss on mark-to-market calculations for derivative financial instruments). Consolidated Operating Cash Flow shall be calculated on a Pro Forma Basis for the purposes provided in Section 1.04.
          “Consolidated Restricted Subsidiary Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Company and the other Restricted Subsidiaries as of such date to (b) Consolidated Operating Cash Flow of the Company and the other Restricted Subsidiaries.
          “Consolidated Total Assets” means as of any date, the total consolidated assets of the Borrower and its Restricted Subsidiaries in accordance with GAAP as of the last day of the fiscal quarter most recently ended prior to such date.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Copyright” has the meaning provided in Section 1.02.
          “Copyright License” has the meaning provided in Section 1.02.
          “Credit Agreement Supplement” shall have meaning provided in Section 2.03(d).
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief

Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
          “Default Rate” means an interest rate equal to (a) with respect to Base Rate Loans and any amounts owing in connection therewith, (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans under the applicable Facility plus (iii) 2% per annum, (b) with respect to Eurodollar Rate Loans and any amounts owing in connection therewith, (i) the Applicable Rate applicable to Eurodollar Rate Loans under the applicable Facility plus (ii) 2% per annum and (c) for all other purposes, (i) the Base Rate plus (ii) the highest Applicable Rate applicable to Base Rate Loans under any Facility plus (iii) 2% per annum.
          “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
          “Deposit Account” has the meaning provided in Section 1.02.
          “Designated Event of Default” means an Event of Default described in Section 8.01(a), (g) or (h) and following written notice from the Administrative Agent, any other Event of Default that has occurred and is continuing at the time of such notice.
          “Designation” means (a) a designation by the Borrower of a newly organized or newly acquired Subsidiary as an Unrestricted Subsidiary, (b) a later designation by the Borrower of a Restricted Subsidiary as an Unrestricted Subsidiary, or (c) a designation of an Unrestricted Subsidiary as a Restricted Subsidiary; in each case, as confirmed pursuant to Section 6.02(f). “Designate” has a meaning correlative thereto.
          “DHC” means Discovery Holding Company, a Delaware corporation.
          “Disposition” or “Dispose” means the sale, transfer, exclusive license, lease or other disposition (including any sale and leaseback transaction) of any property (other than cash payments otherwise permitted by this Agreement) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The Designation of a Subsidiary as an Unrestricted Subsidiary under this Agreement shall be deemed to be a Disposition of all the outstanding Equity Interests of such Subsidiary by the Borrower to an Unrestricted Subsidiary.
          “Documents” has the meaning provided in Section 1.02.

          “Dollar” and “$” mean lawful money of the United States.
          “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
          “Electronic Chattel Paper” has the meaning provided in Section 1.02.
          “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
          “Entitlement Holder” has the meaning provided in Section 1.02.
          “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed on the Borrower or a Restricted Subsidiary with respect to any of the foregoing.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
          “Equipment” has the meaning specified in Section 1.02.
          “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
          “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
          “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
          “Eurodollar Rate Loan” means a Term  B Loan or Additional Term Loan that bears interest at a rate based on the Eurodollar Rate.
          “Event of Default” has the meaning specified in Section 8.01.
          “Excluded CFC Equity Interests” has the meaning specified in Section 10.02(a).
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
          “Facility” means the Term B Facility or an Additional Term Facility, as the context may require.
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
          “Fee Letter” means (a) the letter agreement, dated April 12, 2007, between the Company and the Administrative Agent and agreed to by the Borrower or (b) the letter agreement, dated April 12, 2007, among the Company and the Lead Arrangers and agreed to by the Borrower, as the context may require.
          “Financial Asset” has the meaning provided in Section 1.02.
          “Fixture” has the meaning provided in Section 1.02.
          “Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Plan” has the meaning specified in Section 5.12(d).

          “Foreign Required Minority Interests” means any Equity Interests of a Foreign Subsidiary that are required by the applicable laws and regulations of such foreign jurisdiction to be owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Foreign Subsidiary to transact business in such foreign jurisdiction.
          “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States or any political subdivision of the United States.
          “FRB” means the Board of Governors of the Federal Reserve System of the United States.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
          “General Intangibles” has the meaning provided in Section 1.02.
          “Goods” has the meaning provided in Section 1.02.
          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.
          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than (i) commercial letters of credit in an aggregate face amount of not more than $15,000,000 and (ii) surety bonds in an aggregate face amount of not more than $10,000,000);
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) all Attributable Indebtedness of such Person;

     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (h) all Guarantees of such Person in respect of any of the foregoing.
          For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar legal entity) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Indemnitees” has the meaning specified in Section 11.04(b).
          “Information” has the meaning specified in Section 11.07.
          “Information Certificate” means each of the following information certificates delivered by the Borrower to the Administrative Agent: (a) if delivered on the Closing Date pursuant to Section 4.01(a)(iii), an information certificate in the form of Exhibit E; and (b) if delivered pursuant to Section 6.02(g), an information certificate in the form of Exhibit F.
          “Information Memorandum” means the information memorandum dated April 2007 used by the Lead Arrangers in connection with the syndication of the Term B Facility.
          “Initial Information Certificate” means the Information Certificate delivered by the Borrower on the Closing Date pursuant to Section 4.01(a)(iii).
          “Instrument” has the meaning provided in Section 1.02.
          “Intellectual Property” has the meaning provided in Section 1.02.
          “Intellectual Property Security Agreement” means a short form security agreement which incorporates the terms of Article X and confirms the security interest granted by the Borrower to the Administrative Agent for the benefit of the Secured Parties in any registered Intellectual Property granted hereunder in form for filing in the United States Patent and Trademark Office, the United States Copyright Office or any similar office of any other jurisdiction, and otherwise in form reasonably satisfactory to the Administrative Agent, duly executed by the Borrower in favor of the Administrative Agent.
          “Intercompany Promissory Note” means promissory note in form reasonably satisfactory to the Administrative Agent executed by a Subsidiary in favor of the Borrower.

          “Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.
          “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (or, if agreed to by all of the applicable Lenders, a shorter period or a period of nine or twelve months), as selected by the Borrower in its Loan Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
          “Inventory” has the meaning specified in Section 1.02.
          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. The Designation of a Subsidiary as an Unrestricted Subsidiary under this Agreement shall be deemed to be an Investment in such Unrestricted Subsidiary by the Borrower and any Restricted Subsidiary holding Equity Interests or Indebtedness of such Unrestricted Subsidiary or which has guaranteed any such Indebtedness.
          “Investment Property” has the meaning provided in Section 1.02.
          “IRS” means the United States Internal Revenue Service.

          “Issuer Acknowledgement” means an acknowledgement and agreement executed by the issuer of any uncertificated Pledged Equity in favor of the Administrative Agent (a) to acknowledge the security interest of the Administrative Agent in such Pledged Equity, (b) to confirm to the Administrative Agent that such issuer has not received notice of any other Lien in such Pledged Equity (and has not agreed to accept instructions from any other Person in respect of such Pledged Equity other than the Administrative Agent) and (c) to agree that such issuer will comply with instructions with respect to such Pledged Equity originated by the Administrative Agent without further consent of the Borrower, such agreement to be in form and substance reasonably satisfactory to the Administrative Agent.
          “Joint-Venture Partner” means, with respect to a Restricted Subsidiary of the Borrower which is not a Wholly-Owned Subsidiary of the Borrower, each Person which owns an Equity Interest in such Restricted Subsidiary other than the Borrower or another Restricted Subsidiary.
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
          “Lead Arrangers” means Banc of America Securities LLC and J.P. Morgan Securities, Inc., each in its capacity as a joint lead arranger and joint bookrunner for the Term B Facility.
          “Lender” has the meaning specified in the introductory paragraph hereto and shall include each Term B Lender and each Additional Term Lender, as the context may require.
          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
          “Letter of Credit Rights” has the meaning provided in Section 1.02.
          “License” has the meaning provided in Section 1.02.
          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

          “Loan” means an advance by a Lender to the Borrower under Section 2.01 in the form of a Term B Loan or an Additional Term Loan, as the context may require.
          “Loan Documents” means, collectively, (a) this Agreement (including each Credit Agreement Supplement), (b) the Notes, (c) the Initial Information Certificate, (d) the Collateral Documents, (e) the Fee Letter, (f) each Secured Hedge Agreement, (g) each Secured Cash Management Agreement, and (h) each other agreement so designated by the Required Lenders; provided that for purposes of the definition of “Material Adverse Effect” and Articles IV through IX, “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.
          “Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case, pursuant to Section 2.02(a), in each case, which, if in writing, shall be substantially in the form of Exhibit A, appropriately completed for such purpose.
          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower to perform its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.
          “Material Indebtedness Agreement” means each agreement of the Borrower or a Restricted Subsidiary described in Section 4.01 of the Initial Information Certificate and each other agreement or instrument evidencing Indebtedness for borrowed money in an amount in excess of the Threshold Amount.
          “Maturity Date” means (a) with respect to the Term B Facility, May 14, 2014 and (b) with respect to any Additional Term Facility, subject to Section 2.03(f), the date set forth in the Credit Agreement Supplement establishing such Additional Term Facility; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
          “Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

          “Net Cash Proceeds” means, with respect to any Disposition by the Borrower or any Restricted Subsidiary, the excess, if any, of (a) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (b) the sum of (i) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (ii) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such transaction, (iii) the amount of any retained liabilities in connection with such transaction reasonably estimated by the Borrower to be payable within two years of the closing of such transaction and (iv) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any retained liabilities pursuant to subclause (iii) or estimated taxes pursuant to subclause (iv) exceeds the amount of retained liabilities or taxes, as the case may be, actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds.
          “Note” means a Term B Note or an Additional Term Note, as the context may require.
          “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under this Agreement or any other Loan Document, including, without limitation, with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
          “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          “Outstanding Amount” means, with respect to any Loans, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.
          “Participant” has the meaning specified in Section 11.06(d).
          “Patent” shall have the meaning provided in Section 1.02.
          “Patent License” shall have the meaning provided in Section 1.02.
          “Payment Intangible” shall have the meaning provided in Section 1.02.
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
          “Platform” has the meaning specified in Section 6.02.
          “Pledged Collateral” has the meaning specified in Section 10.02.
          “Pledged Debt” has the meaning specified in Section 10.02(b).
          “Pledged Equity” has the meaning specified in Section 10.02(a).
          “Pledged Securities” means any Pledged Debt, any Pledged Equity and any other promissory notes (including Intercompany Promissory Notes), stock certificates, instruments or other documents representing or evidencing any Pledged Collateral.
          “Proceeds” shall have the meaning provided in Section 1.02.
          “Pro Forma Basis” has the meaning specified in Section 1.04.
          “Public Lender” has the meaning specified in Section 6.02.

          “Refinance” means, in respect of any Indebtedness or commitment to extend credit, to refinance, renew, extend, defease, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness, in whole on in part. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Register” has the meaning specified in Section 11.06(c).
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
          “Related Taxes” means federal, state or local taxes measured by income for which any Common Parent is liable which, with respect to federal taxes, shall be deemed to equal the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis (or on a consolidated basis as if the Company had filed a consolidated return on behalf of any affiliated group (as defined in Section 1504 of the Code) of which it were the common parent) or with respect to state and local taxes, shall be deemed to equal the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis (or on a combined basis as if the Borrower had filed a combined return on behalf of an affiliated group consisting only of the Borrower and its Subsidiaries).
          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
          “Request for Borrowing” means a Loan Notice with respect to a Borrowing of Loans or a conversion to or continuation of Eurodollar Rate Loans.
          “Required Additional Term Lenders” means, for any Additional Term Facility as of any date of determination, Additional Term Lenders holding more than 50% of the Commitments or Outstanding Amount under such Facility on such date; provided that the portion of the Additional Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Additional Term Lenders.
          “Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Commitments and Total Outstandings; provided that the portion of the Commitments and Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
          “Required Term B Lenders” means, as of any date of determination, Term B Lenders holding more than 50% of the Commitments or Outstanding Amount of the Term B Facility on such date; provided that the portion of the Term B Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders.
          “Responsible Officer” means the chief executive officer, president, chief financial officer, senior executive vice president, executive vice president, senior vice president, treasurer,

assistant treasurer or controller of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary limited liability company action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
          “Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
          “Restructuring” means, collectively, the following transactions: (a) the formation of Travel Media as a new direct Subsidiary of the Company; (b) the contribution to the Borrower by each then existing holder of Equity Interests in the Company of all Equity Interests of the Company owned by such Person in exchange for the issuance to such Person by the Borrower of Equity Interests in the Borrower as more particularly described in Schedule 1.02 of the Initial Information Certificate; (c) the conversion of the Company from a Delaware close corporation to a Delaware limited liability company such that immediately after giving effect to such conversion, the Company shall continue as the same entity and shall have under Delaware law all the rights, privileges, powers, assets, liabilities, and obligations as it had immediately prior to such conversion; (d) the contribution to Travel Media by the Company and its Subsidiaries of all the Equity Interests of the Subsidiaries of the Company which own and/or the various assets and rights constituting, the lines of business known as The Travel Channel; and (e) all other transactions entered into in connection with the transactions described in the foregoing clauses (a) – (d).
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
          “Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Bank.
          “Secured Hedge Agreement” means any interest rate Swap Contract required or permitted under Article VI or VII that is entered into by and between the Borrower and any Hedge Bank.

          “Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of this Agreement and the Collateral Documents.
          “Securities” has the meaning provided in Section 1.02.
          “Securities Account” has the meaning provided in Section 1.02.
          “Security Entitlements” has the meaning provided in Section 1.02.
          “Security Intermediary” has the meaning provided in Section 1.02.
          “Selling Equity Holder” means Cox Communications Holdings, Inc.
          “Selling Equity Holder Distribution” means the delivery by the Selling Equity Holder to the Borrower on the Closing Date of all outstanding Equity Interests in the Borrower owned by the Selling Equity Holder in exchange for the distribution by the Borrower to the Selling Equity Holder of all outstanding Equity Interests in Travel Media.
          “Significant Equity Holder” means each of (a) Advance/Newhouse Programming Partnership, (b) DHC and (c) and any other Person if 50% or more of the Voting Interests of such Person are “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, by Advance/Newhouse Programming Partnership or DHC or any combination thereof.
          “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Software” has the meaning provided in Section 1.02.
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Voting Interests are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Supporting Obligations” has the meaning provided in Section 1.02.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
          “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          “Tangible Chattel Paper” has the meaning provided in Section 1.02.

          “Target Businesses” has the meaning provided in Section 7.07.
          “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Term B Lenders pursuant to Section 2.01(a).
          “Term B Commitment” means, as to each Term B Lender, its obligation to make Term B Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
          “Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.
          “Term B Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term B Loans at such time.
          “Term B Loan” means an advance made by any Term B Lender under the Term B Facility.
          “Term B Note” means a promissory note made by the Borrower in favor of a Term B Lender, evidencing Term B Loans made by such Term B Lender, substantially in the form of Exhibit B and duly completed for such Loans.
          “Termination Date” means the first date on which all of the following have occurred: (a) the principal amount of all Loans and all accrued and unpaid interest on all Loans have been paid in full in cash (the date of such payment, the “Loan Payment Date”); (b) all expense reimbursement, indemnity and other payment Obligations (including, without limitation, any termination value under any Secured Hedge Agreement) of the Borrower under any Loan Document which are or have become due and payable on or prior to the Loan Payment Date have been paid in full in cash; and (c) the Aggregate Commitments have terminated.
          “Threshold Amount” means $15,000,000.
          “Total Outstandings” means the aggregate Outstanding Amount of all Loans.
          “Trademark” has the meaning provided in Section 1.02.

          “Trademark License” has the meaning provided in Section 1.02.
          “Transaction” means, collectively; (a) the Restructuring; (b) the execution and delivery of this Agreement and the other Loan Documents by the Borrower, the Lenders and the Administrative Agent and the funding of the Term B Borrowing; (c) the Company Contribution; (d) the execution and delivery by the Borrower, the Company, Travel Media and the other Subsidiaries of the Borrower and the other parties thereto of the other Transaction Documents to which they are a party, (e) the distribution by the Company to the Borrower in a spin-off of all outstanding Equity Interests in Travel Media; (f) the Travel Media Contribution; (g) the Selling Equity Holder Distribution; and (f) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
          “Transaction Documents” means (a) the documents in connection with the Transaction described in Schedule 4.02 of the Initial Information Certificate, and (b) the Loan Documents.
          “Travel Media” means Travel Media, Inc., a Delaware corporation.
          “Travel Media Contribution” means the contribution by the Borrower to the equity of Travel Media on the Closing Date of up to $1,350,000,000 of the proceeds of the Term B Borrowing.
          “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
          “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
          “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
          “United States” and “U.S.” mean the United States of America.
          “Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower (other than the Company) designated as an “Unrestricted Subsidiary” on Schedule 1.02 of the Initial Information Certificate and (b) any Subsidiary of the Borrower organized or acquired after the Closing Date and any Restricted Subsidiary (other than the Company) which, in either case, is designated as an “Unrestricted Subsidiary”, in each case, in accordance with Sections 6.02(e) and 7.11.

          “Unrestricted Subsidiary Operating Cash Flow” means, at any date of determination with respect to any Unrestricted Subsidiaries on a combined basis, an amount equal to the sum of (a) Consolidated Net Income of such Unrestricted Subsidiaries for the most recently completed Measurement Period plus (b) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges of such Unrestricted Subsidiaries on a combined basis, (ii) the provision for Federal, state, local and foreign taxes payable, (iii) depreciation and amortization expense (other than the amortization of payments for the acquisition of film rights and broadcast programming) and (iv) other non-cash expenses (including, without limitation, (A) expenses recorded for long term incentive plans, (B) amortization expense for launch and representation rights, (C) expenses to record minority interests in consolidated results, (D) equity gain or loss of other unconsolidated ventures, and (E) unrealized gain or loss on mark-to-market calculations for derivative financial instruments).
          “Voting Interests” means the Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).
          “Wholly Owned Subsidiary” means (a) any Domestic Subsidiary all of the Equity Interests of which are owned by the Borrower directly or indirectly through other such Subsidiaries and (b) any Foreign Subsidiary if (i) all of the Equity Interests of such Foreign Subsidiary (other than directors’ qualifying shares and Foreign Required Minority Interests, in each case only to the extent required by applicable law) are owned by the Borrower directly or indirectly through other such Subsidiaries, and (ii) the Borrower, by contract or otherwise, controls the management and business of such Foreign Subsidiary and derives the economic benefits of ownership of such Foreign Subsidiary to substantially the same extent as if all of the Equity Interests of such Foreign Subsidiary were owned directly by the Borrower.
          1.02 Collateral Definitions. (a) UCC Definitions. Terms used in this agreement and not otherwise defined herein which are defined in the UCC have the meanings specified therein, including the following terms: Account, Account Debtor Chattel Paper, Document, Electronic Chattel Paper, Entitlement Holder, Equipment, Financial Asset, Fixture, General Intangible, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Right, Payment Intangible, Proceeds, Security, Security Entitlement, Security Intermediary, Supporting Obligation and Tangible Chattel Paper.
          (b) Other Collateral Definitions. As used in this Agreement, the following terms related to the Collateral have the meanings specified below:
          “Commercial Tort Claim” means a claim arising in tort with respect to which the claimant is the Borrower.
          “Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by the Borrower or that the Borrower otherwise has the right to license, or granting any right to the Borrower under any

Copyright now or hereafter owned by any third party, and all rights of the Borrower under any such agreement.
          “Copyrights” means all of the following now owned or hereafter acquired by the Borrower, (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule 3.01 of each Information Certificate.
          “Deposit Account” means a demand, time, savings, passbook, or similar account (including all bank accounts, collection accounts and concentration accounts, together with all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing such accounts) maintained by the Borrower with a bank.
          “Intellectual Property” means all intellectual property of every kind and nature now owned or hereafter acquired by the Borrower, including inventions, designs, Patents, Copyrights, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information and know-how.
          “License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement of any other Intellectual Property to which the Borrower is a party.
          “Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by the Borrower or that the Borrower otherwise has the right to license, is in existence, or granting to the Borrower any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of the Borrower under any such agreement.
          “Patents” means all of the following now owned or hereafter acquired by the Borrower, (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule 3.01 to any Information Certificate and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.
          “Proceeds” means all of the following now owned or hereafter acquired by the Borrower: (a) whatever is acquired upon the sale, lease, license, exchange, or other disposition of any Collateral; (b) whatever is collected on, or distributed on account of, any Collateral; (c) rights arising out of any Collateral; and (d) to the extent of the value of any Collateral and to the extent payable to the Borrower or the secured party, insurance payable by reason of the loss or nonconformity of, defects or infringement of rights in, or damage to, such Collateral.
     “Securities Account” shall mean an account to which a Financial Asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise rights that comprise the Financial Asset.
     “Software” means a computer program, not including a computer program that is included in the definition of Goods.
     “Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by the Borrower or that the Borrower otherwise has the right to license, or granting to the Borrower any right to use any Trademark now or hereafter owned by any third party, and all rights of the Borrower under any such agreement.
     “Trademarks” means all of the following now owned or hereafter acquired by the Borrower: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, logos, other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed) or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule 3.01 to each Information Certificate and (b) all goodwill associated therewith or symbolized thereby.
          1.03 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document, Loan Document or other Transaction Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified, including, without limitation, in the case of any such agreement, instrument or other document with respect to any Indebtedness or commitment to extend credit, any agreement, instrument or other document Refinancing such Indebtedness or commitment as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements, modifications or Refinancing set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          1.04 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Pro Forma Calculations. Notwithstanding anything herein to the contrary, any calculation of the Consolidated Borrower Leverage Ratio, Consolidated Restricted

Subsidiary Leverage Ratio and Unrestricted Subsidiary Operating Cash Flow for any Measurement Period during which a Business Acquisition (including the Business Acquisition by the Borrower of the Company in the Restructuring), Business Disposition (including the Disposition by the Borrower of the Equity Interests in Travel Media in the Selling Shareholder Distribution), any Designation of an Unrestricted Subsidiary as a Restricted Subsidiary or any Designation of a Restricted Subsidiary as an Unrestricted Subsidiary (in each case, other than any Excluded Transactions) shall have occurred (or shall be deemed to have occurred) shall be made on a Pro Forma Basis for purposes of: (i) determining whether the condition precedent in Section 4.01(e) is satisfied; (ii) determining compliance with Section 7.12; and (iii) in the case of any proposed transaction, determining satisfaction of any conditions precedent to such transaction under this Agreement and otherwise determining whether a Default or Event of Default will result from the consummation thereof, including, without limitation, any Disposition (or deemed Disposition), determining whether such a Default or Event of Default would result under Section 7.12 or otherwise from the consummation of such transaction.
     “Business Acquisition” by any Person means the purchase or acquisition in a single transaction or a series of related transactions by such Person and its Affiliates of (a) any Equity Interests of another Person which are sufficient to permit such Person and its Affiliates to Control such other Person or (b) all or any substantial portion of the property (including, without limitation, all or a substantial portion of the property comprising a division, unit or line of business) of another Person, whether or not involving a merger or consolidation with such other Person.
     “Business Disposition” by any person means the Disposition in a single transaction or series of related transactions by such Person and its Affiliates of (a) any Equity Interests of another Person sufficient to permit such Person and its Affiliates to Dispose of Control of such other Person or (b) all or any substantial portion of the property (including, without limitation, all or a substantial portion of the property comprising a division, unit or line of business (including cash)) of another Person, whether or not involving a merger or consolidation.
     “Excluded Transaction” means, for any Measurement Period, (a) any Business Acquisition by the Borrower and its Restricted Subsidiaries during such Measurement Period for which the aggregate consideration (including assumed Indebtedness) paid by the Borrower and its Restricted Subsidiaries does not exceed $50,000,000; provided, however, that no such Business Acquisition shall be deemed to be an Excluded Transaction if the aggregate consideration (including assumed Indebtedness) paid by the Borrower and its Restricted Subsidiaries in such Business Acquisition, together with the aggregate consideration (including assumed Indebtedness) paid by the Borrower and its Restricted Subsidiaries in all other Business Acquisitions during such Measurement Period which have been treated as Excluded Transactions, would exceed $150,000,000; and provided, further, that no proposed Business

Acquisition shall be deemed to be an Excluded Transaction for purposes of determining whether the conditions precedent under this Agreement for such proposed transaction have been satisfied pursuant to this Section 1.04(c), and (b) any Business Disposition by the Borrower and its Restricted Subsidiaries during such Measurement Period if the aggregate fair market value of the cash and other property Disposed of by the Borrower and its Restricted Subsidiaries does not exceed $50,000,000; provided, however, that no such Business Disposition shall be deemed to be an Excluded Transaction if the aggregate fair market value of the property Disposed of by the Borrower and its Restricted Subsidiaries in such Business Disposition, together with the aggregate fair market value of the other property Disposed of by the Borrower and its Restricted Subsidiaries in all other Business Dispositions during such Measurement Period which have been treated as Excluded Transactions would exceed $150,000,000; provided, further, that no proposed Disposition, Designation of a Restricted Subsidiary as an Unrestricted Subsidiary or Designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an Excluded Transaction for purposes of determining whether the conditions precedent under this Agreement for such proposed transaction have been satisfied pursuant to this Section 1.04(c).
     “Pro Forma Basis” means, for purposes of calculating the Consolidated Borrower Leverage Ratio, Consolidated Restricted Subsidiary Leverage Ratio and Unrestricted Subsidiary Operating Cash Flow for any Measurement Period for any of the purposes specified in this Section 1.04(c), and with respect to each proposed Business Acquisition, Business Disposition, Designation of an Unrestricted Subsidiary as a Restricted Subsidiary and Designation of a Restricted Subsidiary as an Unrestricted Subsidiary and each such transaction actually consummated in such Measurement Period (including, without limitation, in connection with the Transaction but, in any case, other than any Excluded Transaction), that such financial ratio shall be calculated on a pro forma basis based on the following assumptions: (a) each such transaction shall be deemed to have occurred on the first day of such Measurement Period; (b) any funds to be used by any Person in consummating any such transaction will be assumed to have been used for that purpose as of the first day of such Measurement Period; (c) any Indebtedness to be incurred by any Person in connection with the consummation of any such transaction (including the Term B Borrowing, in the case of the Transaction) will be assumed to have been incurred on the first day of such Measurement Period; (d) the gross interest expenses, determined in accordance with GAAP, with respect to such Indebtedness assumed to have been incurred on the first day of such Measurement Period that bears interest at a floating rate shall be calculated at the current rate (as of the date of such calculation) under the agreement governing such Indebtedness (including this Agreement if the Indebtedness is incurred hereunder); and (e) any gross interest expense, determined in accordance with GAAP, with respect to Indebtedness outstanding during such Measurement Period that was or is to be refinanced with proceeds of a transaction assumed to have been incurred as of the first day of the

Measurement Period will be excluded from such calculations (and to the extent not already excluded pursuant to clause (a) or (b) above, the principal amount of such Indebtedness shall be excluded).
     (d) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
          1.05 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II
COMMITMENTS AND BORROWINGS
          2.01 Loans.
     (a) Term B Borrowing. Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term B Lender’s Term B Commitment. The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Term B Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.
     (b) Additional Term Borrowings. Subject to the terms and conditions set forth herein and in any Credit Agreement Supplement establishing an Additional Term Facility, each Appropriate Lender under such Facility severally agrees to make a single loan to the Borrower on the Additional Term Effective Date for such Facility in an amount not to exceed such Lender’s Additional Term Commitment under such Facility. The Additional Term Borrowing under each Additional Term Facility shall consist of Additional Term Loans made simultaneously by the Additional Term Lenders under such Facility in accordance with their respective Additional Term Commitments under such Facility. Amounts borrowed under this Section 2.01(b) and the applicable Credit

Agreement Supplement and repaid or prepaid may not be reborrowed. Additional Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein and in the applicable Credit Agreement Supplement.
          2.02 Borrowings, Conversions and Continuations of Loans. (a) Borrowings, Conversions and Continuations Generally. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) if Loans are then outstanding under more than one Facility, the applicable Facility the subject of such Loan Notice. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Notice to Lenders and Funding of Borrowings. Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01, and if such Borrowing is an Additional Term Borrowing, the conditions set forth in the applicable Credit Agreement Supplement), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
     (c) Eurodollar Rate Loans. Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
     (d) Notice of Interest Rate. The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) Maximum Interest Periods. After giving effect to the Term B Borrowing, all conversions of Term B Loans from one Type to the other, and all continuations of Term B Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Term B Facility. The maximum number of Interest Periods in effect for any Additional Term Facility shall be set forth in the applicable Credit Agreement Supplement.
     (f) Limitations on Eurodollar Rate Borrowings. Anything in this Section 2.02 to the contrary notwithstanding, the Borrower may not select the Eurodollar Rate for the initial Borrowing.
          2.03 Additional Term Facilities.
     (a) Borrower Request. The Borrower, by written notice to the Administrative Agent (which shall promptly notify all Lenders) (an “Additional Term Facility Notice”), may from time to time request the establishment of one or more additional Facilities in accordance with the terms hereof (each an “Additional Term Facility”); provided that each such requested Additional Term Facility hereunder shall be in a principal amount of not less than $100,000,000 and the aggregate principal amount of all Additional Term Facilities shall not exceed $500,000,000 (to an aggregate principal amount for all Facilities hereunder of no more than $2,000,000,000). Each Lender shall be given the opportunity to participate in the establishment of any Additional Term Facility by delivery of a copy of each Additional Term Facility Notice, in which the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
     (b) Lender Elections to Participate. Each Lender shall notify the Administrative Agent within the time period specified in the applicable Term Facility Increase Notice whether or not it agrees to provide an Additional Term Commitment and, if so, the amount it is willing to provide. Any Lender not responding within such time period shall be deemed to have declined to provide any Additional Term Commitment, as applicable.
     (c) Notification by Administrative Agent; Invitation of Eligible Assignees. The Administrative Agent shall notify the Borrower and each Lender of all Lenders’ responses to each request made hereunder. If necessary to establish the full amount of an Additional Term Facility, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), the Borrower may also invite additional Eligible Assignees to become Additional Term Lenders under a proposed Additional Term Facility pursuant to a joinder agreement reasonably satisfactory to the Administrative Agent (which joinder agreement may be a part of the Credit Agreement Supplement establishing such Facility).
     (d) Credit Agreement Supplement. Each Additional Term Facility shall be established and effected (including the final allocation of Additional Term Commitments thereunder) by a supplement to this Agreement (each a “Credit Agreement Supplement”) executed by the Borrower, the Administrative Agent, and each existing Lender and each Eligible Assignee invited to participate in such Facility pursuant to Section 2.03(c) in each case that has agreed to provide an Additional Term Commitment under such Facility. Each Credit Agreement Supplement establishing an Additional Term Facility shall set forth the terms and conditions for the Additional Term Loans under such Facility, subject to Section 2.03(f). Each Credit Agreement Supplement establishing any Additional Term Facility shall become effective (the “Additional Term Facility Effective Date”) upon the satisfaction of the conditions precedent to such effectiveness as therein provided, which conditions precedent shall in any case include those specified in Section 2.03(e), unless the conditions precedent specified in Section 2.03(e) are waived with the consent of the Required Lenders (before giving effect to such Credit Agreement Supplement) and each Lender with a Commitment under such Additional Term Facility. Each Credit Agreement Supplement may, without the consent of the Required Lenders or any other Lender, effect such technical amendments to Articles I, II and III of this Agreement as may be appropriate in the opinion of the Administrative Agent to effect the provisions of this Section 2.03; provided however, that any such amendments (i) shall not amend the definition of “Required Lenders” or Section 2.11, except as provided in Section 11.01 and (ii) shall not amend or otherwise modify any material rights and obligations of the non-consenting Lenders.
     (e) Conditions to Effectiveness. The establishment of any Additional Term Facility pursuant to a Credit Agreement Supplement shall become effective subject to the satisfaction of the conditions precedent in such Credit Agreement Supplement and the following conditions precedent:
     (i) each of the conditions set forth in Section 4.02 shall be satisfied; and
     (ii) the Borrower shall be in compliance with each of the covenant set forth in Section 7.12 on a Pro Forma Basis after giving effect to the Additional Term Borrowing to be made on any Additional Term Facility Effective Date.
     (f) Terms of Additional Term Loans. The terms of Loans under any Additional Term Facility established by a Credit Agreement Supplement shall be as follows unless otherwise agreed to by the Required Lenders, before giving effect to such Credit Agreement Supplement:
     (i) the Borrower shall repay to the Lenders under an Additional Term Facility the aggregate principal amount of such Additional Term Loans (the “Initial Outstanding Amount”) on such dates and in such amounts as are set forth in the applicable Credit Agreement Supplement for such Additional Term Facility; provided that in no event shall the annual amortization of the Initial Outstanding Amount for any period prior to the Maturity Date for the Term B Facility or any then existing Additional Term Facility be based upon annual amounts equal to more than 1% of such Initial Outstanding Amount; and
     (ii) the Maturity Date of any Loans under any newly established Additional Term Facility shall not be earlier than the Maturity Date for the Term B Loans or any then outstanding Additional Term Loans.
     (g) Equal and Ratable Benefit. The Additional Term Facilities established pursuant to this Section 2.03 shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Collateral and the security interests created hereunder and by the Collateral Documents, except that, at the Borrower’s discretion, any Loans under any new Additional Term Facility established pursuant to a Credit Agreement Supplement may be subordinated in right of payment to the Loans under any then existing Facility and the Loans under such newly established Additional Term Facility may be secured by Liens which are subordinate to the Liens then existing under this Agreement and the Collateral Documents, in each case, as and to the extent provided in such Credit Agreement Supplement. The Borrower shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted under this Agreement and the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Additional Term Facility.
     (h) Conflicting Provisions. Except as otherwise expressly provided herein, this Section shall supersede any provisions in Section 2.11 or 11.01 to the contrary.
          2.04 Prepayments.
     (a) Optional. Subject to the last sentence of this Section 2.04(a), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.04(a) shall be applied (x) ratably to the Term B Facility and any Additional Term Facility and (y) to the principal repayment installments of each Facility on a pro-rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each relevant Facility. Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to prepay (x) the Term B Facility pursuant to this Section 2.04(a) during the period from the Closing Date through the date ten Business Days thereafter or (y) any Additional Term Loans during any period specified in the applicable Credit Agreement Supplement.
     (b) Mandatory.
     (i) Dispositions. If the Borrower or any of its Restricted Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Sections 7.05(a) through (i)) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds not later than the fifth Business Day following receipt thereof by such Person (such prepayments to be applied as set forth in clause (ii) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.04(b)(i), at the election of the Borrower (as notified by the Borrower to the Administrative Agent not later than the fifth Business Day following receipt of such Net Cash Proceeds), and so long as no Event of Default shall have occurred and be continuing, the Borrower or such Restricted Subsidiary may reinvest all or any portion of such Net Cash Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower or any Restricted Subsidiary so long as (A) within 365 days after the receipt of such Net Cash Proceeds, such Net Cash Proceeds shall have been so reinvested or a definitive agreement for such reinvestment shall have been entered into (as certified by the Borrower in writing to the Administrative Agent) and (B) within 180 days after the execution of such definitive agreement, such reinvestment shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any such Net Cash Proceeds not so reinvested or subject to such definitive agreement shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.04(b)(i). Notwithstanding the foregoing, in no event shall any prepayment be required under this Section 2.04(b)(i) in respect of a Disposition of property by the Company or any other Restricted Subsidiary to the extent the Company or such Restricted Subsidiary is prohibited from distributing to the Borrower an amount equal to such prepayment by the terms of any Material Indebtedness Agreement.
     (ii) Application of Prepayments Generally. Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.04(b) shall be applied ratably to each of the Term B Facility and each Additional Term Facility and to the principal repayment installments of each such Facility on a pro rata basis.
     (iii) Deferred Payments. Notwithstanding any of the other provisions of this Section 2.04(b), so long as no Designated Event of Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (i) of this Section 2.04(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $1,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (i) of this Section 2.04(b) to be applied to prepay Loans exceeds $1,000,000. Upon the occurrence of a Designated Event of Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.04(b) (without giving effect to the first sentence of this clause (iii)) but which have not previously been so applied.

     (iv) Eurodollar Prepayment Account. Notwithstanding any of the other provisions of this Section 2.04(b), so long as no Designated Event of Default shall have occurred and be continuing, the Borrower shall have the right, in lieu of making any prepayment required under Section 2.04(b)(i), to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto or, sooner, at the election of the Administrative Agent, upon the occurrence of a Designated Event of Default. At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing on or prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; provided, that (A) any interest earned on such Cash Equivalents will be for the account of the Borrower, (B) the Administrative Agent will have no liability to the Borrower for any loss on any such Cash Equivalents and (C) in the event of any loss on any such Cash Equivalents, the Borrower will deposit with the Administrative Agent the amount of such loss at least one Business Day before such mandatory prepayment is due in accordance with this clause (iv) to the extent necessary to increase the amount on deposit to 100% of the amount necessary to make such mandatory prepayment.
          2.05 Termination of Commitments. (a) Term B Commitments. The aggregate Term B Commitments shall be automatically and permanently reduced to zero immediately upon the funding of the Term B Borrowing.
     (b) Additional Term Commitments. The aggregate Additional Term Commitments under each Additional Term Facility shall be automatically and permanently reduced to zero immediately upon the funding of the Additional Term  Borrowing under such Facility.
          2.06 Repayment of Loans. (a) Term B Loans. The Borrower shall repay to the Term B Lenders the aggregate principal amount of all Term B Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Amount
September 30, 2007	$3,750,000.00
December 31, 2007	$3,750,000.00
March 31, 2008	$3,750,000.00
June 30, 2008	$3,750,000.00
September 30, 2008	$3,750,000.00
December 31, 2008	$3,750,000.00
March 31, 2009	$3,750,000.00
June 30, 2009	$3,750,000.00
September 30, 2009	$3,750,000.00
December 31, 2009	$3,750,000.00
March 31, 2010	$3,750,000.00
June 30, 2010	$3,750,000.00
September 30, 2010	$3,750,000.00
December 31, 2010	$3,750,000.00
March 31, 2011	$3,750,000.00
June 30, 2011	$3,750,000.00
September 30, 2011	$3,750,000.00
December 31, 2011	$3,750,000.00
March 31, 2012	$3,750,000.00
June 30, 2012	$3,750,000.00
September 30, 2012	$3,750,000.00
December 31, 2012	$3,750,000.00
March 31, 2013	$3,750,000.00
June 30, 2013	$3,750,000.00
September 30, 2013	$3,750,000.00
December 31, 2013	$3,750,000.00
March 31, 2014	$3,750,000.00
Maturity Date	Balance
provided, however, that the final principal repayment installment of the Term B Loans shall be repaid on the Maturity Date for the Term B Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term B Loans outstanding on such date.
     (b) Additional Term Loans. The Borrower shall repay the aggregate outstanding principal amount of any Additional Term Loans under each Additional Term Facility in such periodic installments, on such dates and in such amounts set forth in the applicable Credit Agreement Supplement establishing such Facility; provided, however, that the final principal installment shall be repaid on the Maturity Date for such Additional Term Loans, and in any event shall be in an amount equal to the aggregate principal amount of all such Additional Term Loans outstanding on the Maturity Date for such Additional Term Loans.

          2.07 Interest. (a) Interest Rates. Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.
     (b) Default Rate. (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (b) Interest Payment Date. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
          2.08 Fees. The Borrower shall pay to the Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
          2.09 Computation of Interest; Evidence of Debt. (a) Computation of Interest. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (b) Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
          2.10 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of

Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable

Borrowing set forth in Article IV or any applicable Credit Agreement Supplement are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     (f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
          2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender under such Facilities at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender under such Facilities at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value)

participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
      The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
          3.01 Taxes.(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any

Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability shall be delivered to the Borrower by a Lender (with a copy to the Administrative Agent) together with each such written demand, or by the Administrative Agent on its own behalf or on behalf of a Lender, and the same shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
      Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authority under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
     (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the

Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
          3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
          3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

          3.04 Increased Costs; Reserves on Eurodollar Rate Loans.(a)  Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));
     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
          3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
          3.06 Mitigation Obligations; Replacement of Lenders.(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.
          3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO BORROWINGS
          4.01 Conditions of Initial Borrowing. The obligation of each Term B Lender to make its Term B Loan hereunder is subject to satisfaction of the following conditions precedent:
     (a) Documents, Certificates, Opinions and Other Instruments. The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) Agreement. Counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower, executed by the Borrower;

     (ii) Notes. A Note executed by the Borrower in favor of each Lender requesting a Note;
     (iii) Information Certificate. An Information Certificate completed by the Borrower and executed by the Borrower;
     (iv) Collateral Documents; Collateral. The following Collateral Documents and Collateral:
     (A) Financing Statements. Proper financing statements in form appropriate for filing under the applicable Uniform Commercial Code as more particularly described in Schedule 5.02 of the Initial Information Certificate;
     (B) Pledged Securities. (1) Certificates representing the certificated Pledged Equity of the Borrower identified on Schedule 2.01 of the Initial Information Certificate, accompanied by undated stock powers executed in blank by the Borrower, (2) an Issuer Acknowledgment from each direct Subsidiary of the Borrower which has issued any uncertificated Pledged Equity to the Borrower identified on Schedule 2.01 of the Initial Information Certificate, and (3) instruments evidencing the Pledged Debt of the Borrower identified on Schedule 2.02 of the Initial Information Certificate, accompanied by an undated instrument of assignment executed in blank by the Borrower;
     (C) [Reserved];
     (D) Intellectual Property Security Agreement. An Intellectual Property Security Agreement in respect of the Intellectual Property of the Borrower identified on Schedule 3.01 of the Initial Information Certificate, duly executed by the Borrower; and
     (E) Other. Evidence of the completion of all other actions, recordings and filings of or with respect to the Collateral that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created by this Agreement and the Security Documents.
     (v) Existing Liens. Termination statements and other releases in form appropriate for filing with respect to each Lien identified on Schedule 5.01 of the Initial Information Certificate to be terminated on the Closing Date, if any;
     (vi) Organization Documents.
     (A) Secretary’s Certificate. A certificate of the Secretary, Assistant Secretary, or a Responsible Officers of the Borrower as to the

following matters and of the Company as to the matters described in the following clause (2):
     (1) true and correct copies of resolutions of the Borrower authorizing the execution and delivery by the Borrower of each Loan Document to which it is a party and the performance of its Obligations thereunder,
     (2) true and correct copies of the Organization Documents of such Person, and
     (3) the incumbency and a specimen signature of the Secretary, Assistant Secretary and each Responsible Officer of the Borrower authorized to act as a Responsible Officer in connection with the Loan Documents to which the Borrower is a party; and
     (B) Charters; Good Standing Certificates. Such documents and certifications from the applicable Governmental Authority of such jurisdictions as the Administrative Agent may reasonably require to evidence that each of the Borrower and the Company is duly organized or formed, and that each such Person is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization and, in the case of the Borrower, each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (vii) Legal Opinions.
     (A) A favorable opinion of Debevoise & Plimpton LLP, special New York counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and each Lender; and
     (B) a favorable opinion of Richards, Layton & Finger, P.A., special Delaware counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and each Lender.
     (viii) Financial Statements; Projections; Business Plan.
     (A) The Audited Financial Statements;
     (B) unaudited pro forma consolidated financial statements of the Borrower and its Subsidiaries and unaudited pro forma consolidating financial statements of the Borrower and each Unrestricted Subsidiary, in each case, as of December 31, 2006, which give effect to the Transaction on a Pro Forma Basis; and

     (C) a business plan and budget of the Borrower and its Restricted Subsidiaries including selected balance sheet items, statement of income and selected cash flow items in form and substance reasonably satisfactory to the Administrative Agent (it being understood that such business plan and budget may contain material non-public information and will not be marked “PUBLIC”);
     (ix) Responsible Officer’s Certificate. A certificate of a Responsible Officer of the Borrower certifying to the following matters:
     (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied;
     (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
     (C) that all consents, licenses, approvals and filings required in connection with the consummation of the Transactions and which are more particularly described on Schedule 6.03 of the Initial Information Certificate have been obtained or made, and such consents, licenses and approvals remain in full force and effect; and
     (D) that the conditions specified is Section 4.01(d)(i) and (ii) have been satisfied; and
     (E) attaching a calculation of the Consolidated Borrower Leverage Ratio as of December 31, 2006, determined on a Pro Forma Basis giving effect to the Transaction;
     (x) Solvency. A certificate attesting to the Solvency of the Borrower before and after giving effect to the Transaction, from its chief financial officer;
     (xi) Insurance. Evidence that all insurance required to be maintained pursuant to this Agreement has been obtained and is in effect;
     (xii) Transaction Documents; Other Documents. Copies of each of the following documents as may be requested by the Administrative Agent:
     (A) the Transaction Documents identified on Schedule 4.02 of the Initial Information Certificate, duly executed by the parties thereto and in form and substance reasonably satisfactory to the Lead Arrangers and the Administrative Agent, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request;

     (B) the voting agreements identified in Schedule 1.03 of the Initial Information Certificate (to the extent not delivered pursuant to Section 4.01(a)(vi));
     (C) the Indebtedness agreements identified in Schedule 4.01 of the Initial Information Certificate; and
     (D) the consents, licenses, approvals and filings required in connection with the consummation of the Transaction which are identified in Schedule 6.03 of the Initial Information Certificate; and
     (xiii) Other. Such other assurances, certificates, documents, consents or opinions as the Administrative Agent may reasonably may require.
     (b) Lender Fees. All fees required to be paid to the Administrative Agent and the Lead Arrangers on or before the Closing Date shall have been paid.
     (c) Counsel Fees. Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of McGuireWoods LLP, special counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least one Business Day prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
     (d) Consummation of Transactions.
     (i) The Restructuring shall have been consummated strictly in accordance with the terms of the Transaction Documents, without any waiver or amendment not consented to by the Lead Arrangers and the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) of any term, provision or condition set forth therein, and in compliance with all applicable requirements of Law;
     (ii) there shall not exist any order, decree, judgment, ruling or injunction which restrains the consummation of the remaining aspects of the Transaction; and
     (iii) arrangements reasonably satisfactory to the Lead Arrangers and the Administrative Agent shall have been made for the consummation of the remaining aspects of the Transaction.

     (e) Maximum Consolidated Borrower Leverage Ratio. The Consolidated Borrower Leverage Ratio as of December 31, 2006, calculated on a Pro Forma Basis giving effect to the Transaction, shall not exceed 5.25:1.
     (f) Closing Date. The Closing Date shall have occurred on or before May 16, 2007.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
          4.02 Conditions to all Borrowings. The obligation of each Lender to honor any Request for Borrowing (other than a Loan Notice requesting only a conversion of Loans, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
     (a) Representations and Warranties. The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.01(a) and (b), respectively.
     (b) No Default. No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.
     (c) Request for Borrowing. The Administrative Agent shall have received a Request for Borrowing in accordance with the requirements hereof.
          Each Request for Borrowing (other than a Loan Notice requesting only a conversion of Loans or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to the Administrative Agent and the Lenders that:

          5.01 Existence, Qualification and Power. The Borrower and each of its Restricted Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and Transaction Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in the preceding clauses (a) (solely with respect to any Restricted Subsidiary), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower and each of its Restricted Subsidiaries of each Loan Document and Transaction Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law to which the Borrower or such Restricted Subsidiary or any of their respective property is subject. Each of the Borrower and each Restricted Subsidiary is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.
          5.03 Governmental Authorization; Other Consents. (a) As of the Applicable Certificate Date for each Information Certificate, in each case, except to the extent the same have been obtained, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, the Borrower or any of its Restricted Subsidiaries of this Agreement or any other Loan Document or Transaction Document to which such Person is or is to be a party, or for the consummation of the Transactions, (ii) the grant by the Borrower of the Liens granted by it pursuant to Article X of this Agreement and the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to Article X of this Agreement and the Collateral Documents, except in each case described in the foregoing clauses (i) through (iv) for the authorizations, approvals, actions, notices and filings described on Schedule 6.03 to such Information Certificate, all of which have been duly obtained, taken, given or made and are in full force and effect except as described on such schedule and others that, if not obtained, taken, given or made, could not reasonably be expected to have a Material Adverse

Effect or materially impair the perfection of the Liens in favor of the Secured Parties on any material Collateral or material portion of the Collateral.
     (b) As of the Applicable Certificate Date for each Information Certificate, all applicable waiting periods in connection with the Transactions have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transactions or the rights of the Borrower or its Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.
     (c) The Restructuring has been consummated in accordance with the Transaction Documents and applicable Law.
          5.04 Binding Effect. This Agreement has been, and each other Loan Document to which the Borrower is a party, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document to which the Borrower is a party when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.
          5.05 Financial Statements; No Material Adverse Effect. (a) Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) Unaudited Financial Statements. With respect to the unaudited consolidated financial statements of the Borrower and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows delivered by the Borrower pursuant to Section 6.01(b) on any date, such financial statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 4.01 of the Initial Information Certificate includes a schedule which sets forth all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

     (c) No Material Adverse Effect. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (d) Forecasted Balance Sheets. The consolidated forecasted balance sheet items, statements of income and cash flows of the Borrower and its Subsidiaries and the consolidating forecasted balance sheet and statements of income and cash flows of each Unrestricted Subsidiary delivered pursuant to Section 4.01 or Section 6.01(c), as the case may be, were prepared in good faith on the basis of the assumptions stated therein, which assumptions the Borrower believed to be reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its goals for its future financial condition and performance; provided that such forecasts are subject to contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that such forecasts will be realized.
     (e) Fairness of Pro Forma Financials. The consolidated pro forma balance sheet of the Borrower and its Subsidiaries and the consolidating balance sheet of each Unrestricted Subsidiary as at December 31, 2006, and the related consolidated (and in the case of each Unrestricted Subsidiary, consolidating) pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, certified by a Responsible Officer of the Borrower, copies of which have been furnished to each Lender, fairly present the consolidated (and in the case of each Unrestricted Subsidiary, consolidating) pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated (and in the case of each Unrestricted Subsidiary, consolidating) pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.
          5.06 Litigation. There are no (a) actions, suits, proceedings, investigations, litigations, claims, disputes or proceedings pending or, to the knowledge of the Borrower threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, or (b) orders, decrees, judgments, rulings, injunctions, writs, temporary restraining orders or other orders of any nature issued by any Governmental Authority, by or against the Borrower or any of the Restricted Subsidiaries or against any of their respective properties or revenues that (i) purport to affect the legality, validity or enforceability of, or pertain to, or enjoin or restrain the execution, delivery or performance of, this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or any Transaction Document or the consummation of the Transaction, or (ii) in the case of any such proceedings which are reasonably likely to be adversely determined, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
          5.07 No Default. Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transaction.
          5.08 Liens; Ownership of Certain Property. As of the Applicable Certificate Date of each Information Certificate:
     (a) Liens. The property of the Borrower is subject to no Liens, other than Liens permitted by Section 7.01;
     (b) Owned Real Property. Schedule 3.03(b) of such Information Certificate sets forth a complete and accurate list of all real property owned by the Borrower, if any, showing as of such date, for each parcel (i) its street address, (ii) the county in which the real estate records for such parcel are located, (iii) a brief description of its current use, (iv) the Borrower’s good faith estimate of its current fair market value and (v) whether all or a portion of such property has been leased to any other Person; and the Borrower has good, marketable and insurable fee simple title to the real property owned by the Borrower, free and clear of all Liens, other than Liens created or permitted by the Loan Documents;
     (c) Leased Real Property. Schedule 3.03(c) to such Information Certificate sets forth a complete and accurate list of all leases of real property under which the Borrower is the lessee or lessor, if any, showing as of such date for each such property (i) its street address, (ii) the county in which the real estate records for such property are located, (iii) a brief description of its current use, (iv) the name of the lessor or lessee, (v) the lease term, (vi) the annual rent, (vii) the Borrower’s good faith estimate of the current fair market value of the Inventory and Equipment owned by the Borrower at such leased location and (viii) whether all or a portion of such property has been leased to any other Person; and each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms;
     (d) Bailee Locations. Schedule 3.03(d) of such Information Certificate sets forth a complete and accurate list of each location (other than those identified on Schedule 3.03(b) or 3.03(c) of such Information Certificate) where the Borrower maintains any Inventory or Equipment, if any, including, for each location (i) the name of the Person in business at such location, (ii) its street address, (iii) a brief description of the type of location (i.e., warehouse, bailee etc.) and (iv) the Borrower’s good faith estimate of the current fair market value of the Inventory and Equipment at such location;
     (e) Equity Investments. Schedule 2.01 to such Information Certificate sets forth all Equity Interests in any Person owned by the Borrower (other than any Equity Interests maintained in a Securities Account identified on Schedule 2.03 to such Information Certificate) and, with respect to such Equity Interests of any class, also indicates (i) the authorized Equity Interests of such class, (ii) the aggregate outstanding Equity Interests of such class, (iii) if such Person is a limited partnership or limited liability company, whether such Equity Interests are securities under Article 8 of the applicable Uniform Commercial Code, (iv) whether such Equity Interests are certificated and (v) if such Equity Interests are issued by a CFC, whether such Equity Interests are Excluded CFC Equity Interests.
     (f) Debt Investments. Schedule 2.02 to such Information Certificate sets forth all Indebtedness for borrowed money (including obligations evidenced by bonds, debentures, notes, loan agreements, or similar instruments) of any other Person (including any other Subsidiary of the Borrower) payable or otherwise due to the Borrower,
     (g) Deposit Accounts; Securities Accounts. Schedule 2.03 to such Information Certificate sets forth a list of all Deposit Accounts and Securities Accounts maintained by the Borrower, including for each such account (a) the name and address of the depositary institution or Securities Intermediary, as the case may be, (b) the type of account, and (c) the account number;
     (h) Material Contracts. Schedules 4.01, 4.02 and 4.03 to such Information Certificate set forth a description of each Agreement of the Borrower and its Restricted Subsidiaries in respect of Indebtedness, the Transaction and certain joint venture agreements with Affiliates of any Significant Equity Holder, each as more specifically provided in such Information Certificate;
     (i) Motor Vehicles. Schedule 3.02(a) to such Information Certificate sets forth for the Borrower a list of all titled vehicles (including any trailers and aircraft) owned by the Borrower, if any, including: (i) the type and model of the vehicle, (ii) the vehicle identification number; (iii) any Lien encumbering such vehicle; and (iv) the street address where such vehicle is customarily located; and
     (j) Letters of Credit. Schedule 3.02(b) to such Information Certificate sets forth for the Borrower a list of all letters of credit issued by any bank to the Borrower, if any, including (i) the name of the issuing bank, (ii) the face amount thereof and (iii) the expiration date.
          5.09 Environmental Compliance. The Borrower has reasonably concluded that existing Environmental Laws and any claims alleging potential liability or responsibility for violation of any Environmental Law on the respective businesses, operations and properties of the Borrower and its Restricted Subsidiaries could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.10 Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, including insurance with respect to their properties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in similar businesses and owning similar properties in localities where the Borrower or its applicable Restricted Subsidiary operates of such types and in such amounts (after giving effect to any self-insurance compatible with such standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

          5.11 Taxes. The Borrower and its Restricted Subsidiaries have timely filed all Federal, material state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, whether or not shown on any tax return, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted or (b) in respect of which an extension therefor has been filed on a timely basis and, in each case, for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Restricted Subsidiary that would, if made, have a Material Adverse Effect. As of the Closing Date, neither the Borrower nor any Restricted Subsidiary is party to any tax sharing agreement. As of the Closing Date, the Transaction will not result in taxable income to the Borrower, or any of its Subsidiaries or, to the extent the Borrower or any Restricted Subsidiary is jointly liable for any tax in respect of such income, any of their Affiliates, for which the Borrower or any of its Restricted Subsidiaries will have any material tax liability; provided, however, that if such tax liability is less than $250,000,000 in aggregate after taking into account any tax indemnification or other right of recovery in respect of such tax liability which is paid or payable to the Borrower or any of its Restricted Subsidiaries from any party to the Transaction Documents (other than the Borrower or any Subsidiary) then such liability shall not be material for these purposes. As of the Closing Date, the Subsidiaries of the Borrower are an affiliated group (as defined in Section 1504 of the Code) of which the Borrower is the Common Parent.
          5.12 ERISA Compliance. (a) Generally. Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws except where noncompliance could not reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) No Claims. There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) No ERISA Event, Unfunded Pension Liabilities, etc. In each case, except with respect to the following clauses (ii) through (v) as could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     (d) Foreign Plans. With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by the Borrower or any Subsidiary of the Borrower that is not subject to United States law (a “Foreign Plan”), in each case, except as could not reasonably be expected to result in a Material Adverse Effect.
     (i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;
     (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and
     (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
          5.13 Subsidiaries; Ownership of Equity Interests. (a) As of the Applicable Certificate Date for each Information Certificate:
     (i) set forth on Schedule 1.01 of such Information Certificate is a complete and accurate list showing (as to the Borrower) (i) its exact legal name; (ii) its type of organization; (iii) its jurisdiction of organization; (iv) each other jurisdiction in which it is qualified to do business; and (iv) its organizational identification number, if any, issued by its jurisdiction of organization;
     (ii) the Borrower has no direct or indirect Subsidiaries other than those specifically disclosed in Schedule 1.02 of such Information Certificate, and all of the outstanding Equity Interests in each such Subsidiary have been validly issued, are fully paid and non-assessable and are owned by the Borrower or a Subsidiary of the Borrower in the amounts specified in such Schedule free and clear of all Liens except those created under this Agreement (or that are otherwise permitted hereunder); and
     (iii) each of the Organization Documents of the Borrower and each amendment thereto identified on Schedule 1.03 of such Information Certificate, a copy of which has been delivered to the Administrative Agent pursuant to Section 4.01(a)(vi) or Section 6.12(a), is valid and in full force and effect.
     (b) As of the Closing Date immediately after giving effect to the Transactions, all of the outstanding Equity Interests in the Borrower are owned by the Persons identified on Schedule 1.02 of the Initial Information Certificate.
          5.14 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) Neither the Borrower nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
          5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement and the other Loan Documents or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time the same were so provided; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projected financial information is subject to contingencies, many of which are beyond the Borrower’s control, and that actual results during the period or periods covered by such projected financial information may differ from the projected results set forth therein by a material amount.
          5.16 Compliance with Laws. Each of the Borrower and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          5.17 Intellectual Property; Licenses, Etc. (a) The Borrower and each Restricted Subsidiary owns, or possesses the right to use, the Trademarks, Copyrights, Patents, Licenses and other Intellectual Property that are reasonably necessary for the operation of its businesses, except, in each case, where the failure to own or possess the right to use such Trademarks, Copyrights, Patents, Licenses or other Intellectual Property could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) As of the Applicable Certificate Date for each Information Certificate, (i) Schedule 3.01(a) to such Information Certificate sets forth all of the Borrower’s Patent Licenses, Patents and applications therefor, (ii) Schedule 3.01(b) to such Information Certificate sets forth all of the Borrower’s Trademark Licenses, registered Trademarks and applications for such registrations, and (iii) Schedule 3.01(c) to such Information Certificate sets forth all of the Borrower’s exclusive Copyright Licenses, registered Copyrights and applications for such registrations.
     (c) To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed by the Borrower or any of its Restricted Subsidiaries infringes upon any rights held by any other Person, except, in each case, where such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (d) No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          5.18 Solvency. The Borrower is, individually and together with its Subsidiaries on a consolidated basis, Solvent.
          5.19 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Restricted Subsidiaries as of the Closing Date and neither the Borrower nor any Restricted Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.
          5.20 Collateral Matters. As of the Applicable Certificate Date of the Initial Information Certificate and the Information Certificate most recently delivered pursuant to Section 6.02(g) prior to any Additional Term Facility Effective Date, (a) the representations and warranties made by the Borrower in the applicable Information Certificate as of such date are true and correct in all material respects, and (b) the provisions of this Agreement and the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the Borrower in the Collateral described herein and therein and, except as expressly provided in Section 5.03(a), no filing or other action will be necessary to perfect or protect such Liens.

ARTICLE VI
AFFIRMATIVE COVENANTS
          Until the Termination Date, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Restricted Subsidiary to:
          6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail (x) reasonably satisfactory to the Administrative Agent and (y) that shall not have been objected to by the Required Lenders, each of the following:
     (a) Annual Financials. As soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries and a consolidating balance sheet of each Unrestricted Subsidiary as at the end of such fiscal year, and the related consolidated (and in the case of each Unrestricted Subsidiary, consolidating) statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated balance sheets and statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating balance sheet and statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.
     (b) Quarterly Financials. As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended June 30, 2007), a consolidated balance sheet of the Borrower and its Subsidiaries and consolidating balance sheet of each Unrestricted Subsidiary as at the end of such fiscal quarter, and the related consolidated (and, in the case of each Unrestricted Subsidiary, consolidating) statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s (or Unrestricted Subsidiary’s, as applicable) fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated balance sheet and statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating balance sheet and statements to be certified by a Responsible Officer of the Borrower to the effect that such balance sheet and statements are fairly stated in all material respects when considered in relation to the consolidated balance sheet and financial statements of the Borrower and its Subsidiaries.
     (c) Annual Business Plan and Budget. As soon as available, but in any event not later than 120 days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries and consolidating statements of income of each Unrestricted Subsidiary for the immediately following fiscal year (including the fiscal year in which the Maturity Date for any Facility occurs).
As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
          6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail (x) reasonably satisfactory to the Administrative Agent and (y) that shall not have been objected to by the Required Lenders, each of the following:
     (a) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended June 30, 2007), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower.
     (b) Business Acquisition Description. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) and the related Compliance Certificate pursuant to subsection (a) of this Section 6.02, if the calculation of the Consolidated Borrower Leverage Ratio or Consolidated Restricted Subsidiary Leverage Ratio for the applicable Measurement Period in such Compliance Certificate includes the pro forma results of a Business Acquisition (other than in connection with the Transaction) as contemplated by Section 1.04, a certificate of a Responsible Officer of the Borrower briefly describing such Business Acquisition and demonstrating in reasonable detail the manner in which the results of the business acquired in such Business Acquisition have been included in such calculations.
     (c) Audit Reports, Management Letters and Recommendations. Promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) or members of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Restricted Subsidiaries, or any audit of any of them.

     (d) Securities Filings. Promptly after the same are available, (i) copies of management discussion and analysis in relationship to the financial statements delivered pursuant to Sections 6.01(a) and 6.01(b) and (ii) copies of each annual report, proxy or financial statement or other report or communication sent to the members of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.
     (e) Material Indebtedness Agreement Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Borrower or of any of the Restricted Subsidiaries pursuant to the terms of any Material Indebtedness Agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02.
     (f) Designation of Unrestricted Subsidiary. Promptly, and in any event (i) within five (5) Business Days after the Designation of any Restricted Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Restricted Subsidiary, a certificate of a Responsible Officer of the Borrower certifying (A) the name and jurisdiction of organization of such Subsidiary, (B) a Designation of any such Restricted Subsidiary as an Unrestricted Subsidiary or of any such Unrestricted Subsidiary as a Restricted Subsidiary, and (C) that no Default has occurred and is continuing or has resulted by reason of such Designation, including, pursuant to Sections 7.11, together with a schedule demonstrating in reasonable detail the calculations used to determine compliance with such Sections, and (ii) within 30 days after the organization or acquisition of any Subsidiary by the Borrower or any Restricted Subsidiary, a certificate of a Responsible Officer of the Borrower certifying as to (A) the name, jurisdiction of organization and brief description of the business or proposed business of such Subsidiary, (B) if such Subsidiary is to be an Unrestricted Subsidiary, a Designation to that effect, and (C) that, no Default has occurred and is continuing or has resulted by reason of such Designation, including, pursuant to Section 7.11, together with a schedule demonstrating in reasonable detail the calculations used to determine compliance with such Sections.
     (g) Information Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(a), an Information Certificate duly completed by the Borrower describing, among other things, in reasonable detail any additional Collateral acquired by the Borrower since the date of the last Information Certificate delivered to the Administrative Agent, such certificate to be signed by a Responsible Officer of the Borrower and to be substantially in the form of Exhibit F.
     (h) Change in Tax Status. Promptly, at any time from time to time, if the Borrower becomes part of an affiliated group (as defined in Section 1504 of the Code) of any Common Parent for U.S. federal, state or local income tax purposes.

          (i) Additional Reporting. Promptly, such additional information regarding the business, financial, legal or corporate affairs of the Borrower or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
          Documents required to be delivered pursuant to Section 6.01(a) or (b), or Section 6.02(e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
          The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;”

and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no Obligation to mark any Borrower Materials “PUBLIC”.
          6.03 Notices. Promptly notify the Administrative Agent and each Lender:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Restricted Subsidiary; (ii) any action, dispute, litigation, investigation, proceeding or suspension between the Borrower or any Restricted Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation, investigation or proceeding affecting the Borrower or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws;
     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices by the Borrower or any Restricted Subsidiary; and
     (e) of the occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(i).
          Each notice pursuant to Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
          6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable in accordance with its customary practices, all its obligations and liabilities, including (a) all tax liabilities, fees, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property (other than any Lien permitted under Section 7.01); (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; and (d) all its other obligations and liabilities; provided, however, that the Borrower and its Restricted Subsidiaries may contest any such other obligation or liability in good faith by appropriate proceedings diligently conducted and for which the Borrower and the applicable Restricted Subsidiary are maintaining an adequate reserve in accordance with GAAP and, without duplication, a cash deposit or credit availability reserve during the pendency of such contest by maintaining (i) a deposit of cash or Cash Equivalents in the amount of such contested obligation or liability in a separate deposit account or securities account of the Borrower or the applicable Restricted Subsidiary which is maintained for such purpose and is not subject to any Lien, (ii) undrawn availability under any Indebtedness of any Restricted Subsidiary permitted hereunder such that on any day during the pendency of such contest on a pro forma basis the applicable Restricted Subsidiary may make a borrowing in the amount of such contested obligation or liability and no Default would result or (iii) any combination of such a deposit and such undrawn availability in an aggregate amount equal to the amount of such contested obligation or liability.
          6.05 Preservation of Existence, Etc. (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing (or equivalent status) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses, approvals and franchises in each case as are necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.
          6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates, of such types and in such amounts (after giving effect to any self-insurance compatible with such standards) with such deductions and covering such risks as are customarily carried under similar circumstances by such other Persons.
          6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
          6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.
          6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its Responsible Officers, at any meetings that may be scheduled for that purpose by the Administrative Agent (at the request of any Lender) not more than once in any calendar quarter; provided that the Administrative Agent should give all Lenders and the Borrower not less than five (5) Business Days’ advance notice of any such requested meeting; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing (without the necessity of scheduling a meeting for that purpose) at the expense of the Borrower at any time during normal business hours on not less than one (1) Business Days advance written notice.
          6.11 Use of Proceeds. Use the proceeds of (a) the Term B Borrowing to fund (in each case, as part of the Transaction) (i) the Company Contribution, (ii) the Travel Media Contribution and (iii) to pay fees and expenses incurred in connection with the Transaction and (b) an Additional Term Facility as provided in the Credit Agreement Supplement establishing such Facility.
          6.12 Covenant to Give Security. Upon the acquisition of any of the following property by the Borrower, if such property in the reasonable judgment of the Administration Agent, shall not already be subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties (or if any existing Collateral is moved to a new location as provided below), then the Borrower shall, at the Borrower’s expense, take the following action promptly (and, in any case, not later than the next Collateral Document Delivery Date):
     (a) Pledged Collateral. In the case of any Pledged Equity or Pledged Debt acquired by the Borrower after the Closing Date:
     (i) Intercompany Notes. In the case of any Indebtedness for borrowed money owed to the Borrower by any Subsidiary of the Borrower and evidenced by a duly executed Intercompany Promissory Note, the Borrower shall deliver such Intercompany Promissory Note to the Administrative Agent.
     (ii) Other Pledged Securities. The Borrower shall deliver or cause to be delivered to the Administrative Agent any and all Pledged Securities representing any such Pledged Equity or such Pledged Debt, as the case may be.
     (iii) Instruments of Transfer. Upon delivery to the Administrative Agent, all Pledged Securities shall be accompanied by stock powers, bond powers or other instruments of transfer reasonably satisfactory to the Administrative Agent duly executed in blank by the Borrower.

     (iv) Uncertificated Securities. In the case of any Pledged Equity that constitutes an uncertificated security of a Subsidiary or Affiliate of the Borrower, the Borrower will cause the issuer thereof to execute and deliver to the Administrative Agent an Issuer Acknowledgement with respect to such Pledged Equity.
     (v) CFC Equity Interests. In the case of any Pledged Equity issued by a CFC, the Borrower shall execute and deliver to the Administrative Agent a CFC Pledge Agreement with respect to such Pledged Equity and shall comply with the provisions of such CFC Pledge Agreement with respect to any certificates evidencing such Pledged Equity. In the case of the conflict between the requirements of this Agreement and the requirements of a CFC Pledge Agreement, the requirements of such CFC Pledge Agreement shall control.
     (b) Deposit Accounts. In the case the Borrower shall open or otherwise maintain a Deposit Account with a depositary bank other than Bank of America, the Borrower shall execute and deliver to the Administrative Agent a counterpart of an Account Control Agreement in respect of such Deposit Account and shall cause such depositary bank to execute and deliver to the Administrative Agent a counterpart of such Account Control Agreement.
     (c) Securities Accounts. In the case of any Securities acquired by the Borrower (other than any Pledged Collateral issued by a Subsidiary or Affiliate of the Borrower), whether certificated or uncertificated, or other Investment Property is held by the Borrower or its nominee through a Securities Intermediary, the Borrower shall cause such Investment Property to be held in a securities account maintained with such Securities Intermediary, the Borrower shall execute and deliver to the Administrative Agent a counterpart of an Account Control Agreement in respect of such securities account and shall cause such Securities Intermediary to execute and deliver to the Administrative Agent a counterpart of such Account Control Agreement.
     (d) Instruments and Tangible Chattel Paper. In the case any amount payable under any Collateral shall become evidenced by any promissory note or other Instrument, or if the Borrower shall otherwise acquire any Instrument or Tangible Chattel Paper (in either case, other than any Pledged Collateral) after the Closing Date, at the request of the Administrative Agent, the Borrower shall promptly deliver the same to the Administrative Agent accompanied by such instruments of transfer or assignment duly executed in blank by the Borrower as the Administrative Agent may request.
     (e) Intellectual Property. In the case of any United States Patents, Patents for which United States applications are pending, United States registered Trademarks, Trademarks for which United States registration applications are pending, United States registered Copyrights, and Copyrights for which United States registration applications are pending, are created or acquired by the Borrower, the Borrower shall execute and deliver to the Administrative Agent an Intellectual Property Security Agreement with respect to such Intellectual Property or a supplement identifying such Intellectual

Property to an existing Intellectual Property Security Agreement, in each case, in due form for filing with the United States Patent and Trademark Office, the United States Copyright Office or similar office of any other jurisdiction, as applicable.
     (f) Letter of Credit Rights. In the case the Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in favor of the Borrower, the Borrower shall promptly notify the Administrative Agent thereof and, at the written request and option of the Administrative Agent, the Borrower shall, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under such letter of credit with the Administrative Agent agreeing that the proceeds of any drawing under such letter of credit are to be paid to the Borrower unless an Event of Default has occurred and is continuing.
     (g) Further Assurances Generally. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject the Borrower’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by Article X of this Agreement or any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of Article X of this Agreement and any of the Collateral Documents and any of the Liens intended to be created hereunder or thereunder to the extent provided herein or therein and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Borrower or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
          6.13 Compliance with Environmental Laws. Except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect, comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
          6.14 Interest Rate Hedging. Enter into prior to August 14, 2007, and maintain at all times thereafter, interest rate Swap Contracts with Persons acceptable to the Administrative Agent, which interest rate Swap Contracts, together with other Swap Contracts previously entered into by the Borrower and its Restricted Subsidiaries, cover a notional amount of not less than 50% of the aggregate outstanding Indebtedness for borrowed money (other than any such Indebtedness bearing a fixed rate coupon) of the Borrower and its Restricted Subsidiaries, and providing for such Persons to make payments thereunder for an initial period through at least May 14, 2010.
          6.15 Account Control Agreement. On or prior to the date that is 45 days after the Closing Date (which may be extended by the Administrative Agent), deliver to the Administrative Agent an executed Account Control Agreement with SunTrust Bank in form and substance reasonably satisfactory to the Administrative Agent.
ARTICLE VII
NEGATIVE COVENANTS
          Until the Termination Date, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:
          7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) with respect to any Restricted Subsidiary, Liens existing on the date hereof and listed on Schedule 5.01 of the Initial Information Certificate and any renewals or extensions thereof;
     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) with respect to any Restricted Subsidiary, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, laborer’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) with respect to any Restricted Subsidiary, deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(i) or securing appeal or other surety bonds related to such judgments;
     (i) Liens either (i) securing obligations (other than Indebtedness) under stockholder agreements, joint venture agreements, voting trust agreements and similar agreements between the Borrower and/or a Restricted Subsidiary, on the one hand, and any other Persons holding Equity Interests in a Subsidiary of the Borrower (other than the Company) or in any other Person in which the Borrower or such Restricted Subsidiary has an Investment, on the other hand, or (ii) in the nature of the voting, equity transfer, redemptive rights or similar terms under any such agreement or other term (other than Liens securing Indebtedness) customarily found in such agreements, in each case, encumbering the Borrower’s or such Restricted Subsidiary’s Equity Interests (other than the Pledged Equity) or other Investments in such Subsidiary or other Person;
     (j) with respect to any Restricted Subsidiary, Liens securing Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary permitted under Section 7.03(c); provided, however, that no promissory note or instrument evidencing any such Indebtedness shall be subject to any Lien or otherwise pledged in favor of any Person other than the Borrower (in which case such promissory note shall be pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to Section 6.12(a) and Article X) or a Restricted Subsidiary; and
     (k) with respect to any Restricted Subsidiary, Liens securing Indebtedness permitted under Section 7.03(e).
          7.02 Investments. Make any Investments, except:
     (a) Investments held by the Borrower or a Restricted Subsidiary in Cash Equivalents;

     (b) (i) advances to officers, directors and employees of the Borrower and the Restricted Subsidiaries (A) for travel, entertainment, relocation and analogous ordinary business purposes in an aggregate amount not to exceed $1,000,000 at any time outstanding, and (B) pursuant to employee compensation plans and unit appreciation plans of the Borrower or the Restricted Subsidiaries approved by the shareholders of the Borrower or such Restricted Subsidiary; and (ii) Investments elected by employees of the Borrower and the Restricted Subsidiaries in respect of obligations of the Borrower and the Restricted Subsidiaries to such employees under employee benefit plans;
     (c) Investments of the Borrower or any Restricted Subsidiary in any Restricted Subsidiaries that are Wholly-Owned Subsidiaries;
     (d) Investments of the Borrower or any Restricted Subsidiary in Restricted Subsidiaries that are not Wholly-Owned Subsidiaries or in Unrestricted Subsidiaries (including without limitation a Designation of any existing Restricted Subsidiary as an Unrestricted Subsidiary) or in any other Person; provided, however, that both immediately before and after giving effect to such Investment, (i) no Default shall have occurred and be continuing (including that if such Investment is not made in cash, pursuant to Section 7.05(f)) and (ii) the Consolidated Borrower Leverage Ratio, determined on a Pro Forma Basis, does not exceed 5.00 to 1.0;
     (e) Investments of any Restricted Subsidiary in the Borrower;
     (f) with respect to any Restricted Subsidiary, Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and
     (g) the Travel Media Contribution and the Animal Planet Contribution.
          7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness of any Restricted Subsidiary outstanding on the date hereof and listed on Schedule 4.01 to the Initial Information Certificate and any Refinancings thereof; provided that the amount of such Indebtedness is not increased at the time of such Refinancing except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;
     (c) Indebtedness (other than Guarantees) of (x) a Restricted Subsidiary to another Restricted Subsidiary or, subject to Section 6.12(a), to the Borrower and (y) of the Borrower to a Restricted Subsidiary; provided, however, that both immediately before and after the incurrence of any such Indebtedness no Default shall have occurred and be continuing;
     (d) obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (e) with respect to any Restricted Subsidiary, purchase money Indebtedness, Capitalized Leases, Synthetic Lease Obligations, Synthetic Debt and other secured Indebtedness (other than any Indebtedness payable to the Borrower or to another Restricted Subsidiary); provided, however, (i) that both immediately before and after giving effect to such Indebtedness, no Default shall have occurred and be continuing, (ii) the Consolidated Restricted Subsidiary Leverage Ratio determined on a Pro Forma Basis giving effect to such Indebtedness is less than or equal to 4.50 to 1.0 and (iii) the sum of the total aggregate amount of all such Indebtedness at any one time outstanding for all the Restricted Subsidiaries shall not exceed 15% of Consolidated Total Assets;
     (f) other unsecured Indebtedness of Restricted Subsidiaries; provided, however, that (i) both immediately before and after the incurrence of any such Indebtedness no Default shall have occurred and been continuing and (ii) the Consolidated Restricted Subsidiary Leverage Ratio determined on a Pro Forma Basis giving effect to such Indebtedness is less than or equal to 4.50 to 1.0; and
     (g) additional unsecured Indebtedness of the Borrower; provided, however, that (i) the maturity date of such indebtedness shall occur at least six months after the then latest Maturity Date of any Facility and (ii) both immediately before and after the incurrence of any such Indebtedness, no Default shall have occurred and be continuing; and
     (h) Indebtedness of the type described in clause (g) of the definition thereof (i) outstanding on the date hereof and listed on Schedule 4.01 to the Initial Information Certificate and (ii) incurred after the Closing Date; provided, that such Indebtedness incurred after the Closing Date shall be listed on Schedule 4.01 of the next Information Certificate delivered pursuant to Section 6.02(g).
          7.04 Fundamental Changes. Merge, dissolve, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

     (a) the Borrower may merge with any other Person; provided that the Borrower shall be the continuing or surviving Person; and
     (b) any Restricted Subsidiary except (other than to the extent permitted by clause (i) below) the Company (for these purposes, the “Subject Restricted Subsidiary”) may merge, liquidate, consolidate with or into:
     (i) the Company; provided that the Company shall be the continuing or surviving Person,
     (ii) any other wholly-owned Restricted Subsidiary; provided that such wholly-owned Restricted Subsidiary shall be the continuing or surviving Person; or
     (iii) any other Subsidiary or other Person; provided, that if a wholly-owned Restricted Subsidiary shall not be the continuing or surviving Person, then such transaction shall be deemed to be a Disposition of the following percentage of the assets of the Subject Restricted Subsidiary (and such deemed Disposition shall be subject to, and shall be permitted only to the extent provided by, Section 7.05(f));
     (1) if the continuing or surviving Person is not a Restricted Subsidiary, 100% of the assets of the Subject Restricted Subsidiary or,
     (2) if the continuing or surviving Person is a Restricted Subsidiary in which the Borrower and its other Restricted Subsidiaries own, in aggregate, a percentage of the outstanding Equity Interests of such Restricted Subsidiary which is less than the percentage of the outstanding Equity Interests of the Subject Restricted Subsidiary owned by the Borrower and its Restricted Subsidiaries, the percentage of all the assets of the Subject Restricted Subsidiary which is equal to the difference between (1) the percentage of the outstanding Equity Interests in the Subject Restricted Subsidiary owned by the Borrower and its Restricted Subsidiaries immediately before such transaction and (2) the percentage of the outstanding Equity Interests in the continuing or surviving Person owned by the Borrower and its Restricted Subsidiaries immediately after giving effect to such transaction.
          7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory in the ordinary course of business;

     (c) Dispositions of equipment or real property in either case in the ordinary course of business of such Restricted Subsidiary to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
     (d) Dispositions of property by the Borrower (other than Dispositions of any Pledged Equity) or any Restricted Subsidiary to the Borrower or to a Restricted Subsidiary which is wholly-owned by the Borrower and/or its other Restricted Subsidiaries;
     (e) Dispositions permitted by Section 7.04(a), (b)(i), (b)(ii) or (b)(iii); provided, that any merger, liquidation or consolidation permitted pursuant to Section 7.04(b)(iii) shall only constitute a permitted Disposition pursuant to this clause (e) if a wholly-owned Restricted Subsidiary shall be the continuing or surviving Person after giving effect to such merger, liquidation or consolidation;
     (f) Dispositions by the Borrower and its Restricted Subsidiaries to any other Person not otherwise permitted under this Section 7.05 (including, without limitation, (A) Dispositions to a Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower and Dispositions in the form of Investments in such Restricted Subsidiaries and other Investments in Persons (other than a Restricted Subsidiary) otherwise permitted by Section 7.02, (B) Dispositions pursuant to Section 7.04(b)(iii) to the extent a wholly-owned Restricted Subsidiary shall not be the continuing or surviving Person after giving effect to such Disposition, (C) Restricted Payments that are deemed Dispositions under Section 7.06(a)(ii)(B), (D) non-cash Restricted Payments permitted by Section 7.06(e) and (E) any Designation of a Restricted Subsidiary as an Unrestricted Subsidiary otherwise permitted by Section 7.11); provided that (i) at the time of such Disposition, no Default shall exist or, as determined on a Pro Forma Basis, would result from such Disposition and (ii) the aggregate book value of all property Disposed of (or deemed Disposed of) in reliance on this Section 7.05(f) in any period of four consecutive fiscal quarters (ending with the quarter in which such Disposition occurs) shall not exceed 15% of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter prior to such Disposition; provided, further, that, for purposes of such calculation, if any such transferee is a Restricted Subsidiary, and the percentage of the aggregate outstanding Equity Interests of such Restricted Subsidiary owned by the Borrower and its Restricted Subsidiaries is less than the percentage of the outstanding Equity Interests in the transferor Restricted Subsidiary owned by the Borrower and its Restricted Subsidiaries, then such Disposition shall be deemed to be a Disposition of only that percentage of assets so Disposed of which is equal to the difference between (A) the percentage of outstanding Equity Interests of the transferor Restricted Subsidiary owned by the Borrower and its Restricted Subsidiaries immediately before such Disposition and (B) the percentage of the outstanding Equity Interests of the transferee Restricted Subsidiary owned by the Borrower and its Restricted Subsidiaries immediately after giving effect to such Disposition;

     (g) Restricted Payments paid in cash permitted under Section 7.06(a) or (e);
     (h) Restricted Payments involving the purchase, redemption, retirement or acquisition of Equity Interests of Restricted Subsidiaries owned by a Joint Venture Party where after giving effect to such transaction the aggregate percentage of the outstanding Equity Interests of such Restricted Subsidiary owned by the Borrower and its Restricted Subsidiaries is correspondingly increased; and
     (i) The Selling Equity Holder Distribution.
          7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (a) Each Restricted Subsidiary (for these purposes, the “Subject Restricted Subsidiary”) may make Restricted Payments (i) to the Borrower, any other Restricted Subsidiary that owns an Equity Interest in the Subject Restricted Subsidiary and any Joint-Venture Partner in the Subject Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which the subject Restricted Payment is being made (or on a basis which is more favorable to the Borrower and any such other Restricted Subsidiary) and (ii) on a basis which is more favorable to such Joint-Venture Partner; provided that, in the case of this clause (ii), (A) in the case of any such Restricted Payment involving the purchase, redemption, retirement, acquisition or cancellation of the Equity Interests in the Subject Restricted Subsidiary owned by such Joint-Venture Partner where, after giving effect to such transaction the aggregate percentage of the outstanding Equity Interests of the Subject Restricted Subsidiary owned by the Borrower and its Restricted Subsidiaries is correspondingly increased, (x) no Default shall have occurred and be continuing and (y) the Consolidated Borrower Leverage Ratio, determined on a Pro Forma Basis, shall not exceed 5.00 to 1.0 (and if made in securities or other property, any such Restricted Payment shall be deemed not to constitute a Disposition for purposes of Section 7.05), and (B) in the case of any other such Restricted Payment, (x) no Default shall have occurred and be continuing, (y) the Consolidated Borrower Leverage Ratio, determined on a Pro Forma Basis, shall not exceed 5.00 to 1.0, and (z) if such Restricted Payment is not paid in cash, such Disposition otherwise shall be permitted by Section 7.05(f);
     (b) the Borrower and each Restricted Subsidiary may declare and make ratable dividend payments or other ratable distributions payable solely in the common stock or other common Equity Interests of such Person;
     (c) the Borrower may make the Selling Equity Holder Distribution;
     (d) at any time after the Borrower becomes part of an affiliated group (as defined in Section 1504 of the Code) of a Common Parent for U.S. federal, state or local income tax purposes, the Borrower may make Restricted Payments to such Common Parent in amounts equal to Related Taxes; and
     (e) the Borrower may declare or pay other dividends (whether in cash, securities or other property) to its stockholders and purchase, redeem or otherwise acquire Equity Interests issued by it (for cash, securities or other property) so long as (i) immediately before and after giving effect to such declaration or payment, no Default shall have occurred and be continuing, (ii) the Consolidated Borrower Leverage Ratio, determined on a Pro Forma Basis, does not exceed 5.00 to 1.0 and (iii) if such dividend, purchase, redemption or other acquisition is not paid in cash by the Borrower, such Disposition is otherwise permitted by Section 7.05(f).
          7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines conducted by the Borrower and/or any of its Restricted Subsidiaries on the date hereof or other cable and other standard and nonstandard television, television programming, multimedia or education business, or any business substantially related or incidental thereto (collectively, the “Target Businesses”).
          7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and/or any Restricted Subsidiary, on the one hand, and any of its Restricted Subsidiaries which is a joint venture with any Joint-Venture Partner which Joint-Venture Partner is also a Significant Equity Holder or an Affiliate of a Significant Equity Holder, on the other hand, which transactions are made pursuant to a joint venture agreement with such Joint-Venture Partner, if such agreement is on fair and reasonable terms substantially as favorable to the Borrower and its Restricted Subsidiaries as would be obtainable by the Borrower or such Restricted Subsidiary in a comparable arm’s length transaction with a Person other than Affiliate and such agreement has been identified to the Lenders pursuant to Section 4.03 of any Information Certificate or by written notice to the Administrative Agent, (b) transactions between or among the Borrower and any of its other Restricted Subsidiaries or between and among any such other Restricted Subsidiaries, (c) Guarantees by a Restricted Subsidiary of Indebtedness of any Affiliate of the Borrower; provided, however, that any such Guarantee is otherwise permitted hereunder, (d) Restricted Payments made by the Borrower otherwise permitted under Section 7.06, (e) transactions pursuant to any tax sharing agreements with any Affiliate of the Borrower so long as (i) the Borrower’s or any Restricted Subsidiary’s material payment obligations under such tax sharing agreement would be permitted by Section 7.06(a) or (d), as applicable (if such payment were deemed to be a Restricted Payment) and (ii) (x) the Administrative Agent shall have agreed (such agreement not to be unreasonably withheld or delayed) in writing that the other terms and conditions of such tax sharing agreement are reasonably acceptable to the Administrative Agent and (y) the Required Lenders shall not have objected to the other terms and conditions of such tax sharing agreement and (f) the Selling Equity Holder Distribution and other transactions pursuant to the Transaction Documents.
          7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any other Restricted Subsidiary or to otherwise transfer property to the Borrower, (b) of any Restricted Subsidiary to Guarantee the Obligations, or (c) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations of such Person; provided, however, that this clause (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of any Lien securing such Indebtedness; provided, further, that in the case of any Restricted Subsidiary which is a joint venture between any Restricted Subsidiary, on the one hand, and any Joint-Venture Partner, on the other hand, where all the owners of the Equity Interests of such joint venture Restricted Subsidiary have entered, or may in the future enter, into a Contractual Obligation with such Restricted Subsidiary limiting the ability of such Restricted Subsidiary (i) to make Restricted Payments to, (ii) Guaranty the Indebtedness of, or (iii) to grant any Lien on the property of such Restricted Subsidiary for the benefit of, in each case, any owner of the Equity Interests in such joint venture Restricted Subsidiary, this Section 7.09 shall not prohibit any such Contractual Obligation; and provided, further, that no Restricted Subsidiary shall waive their rights to the benefits of any such Contractual Obligation as against any Joint-Venture Partner to permit such joint venture Restricted Subsidiary to Guaranty the Indebtedness of such Joint Venture Partner or to grant a Lien on the property of such Restricted Subsidiary for the benefit of such Joint Venture Partner.
          7.10 Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
          7.11 Unrestricted Subsidiaries. (a) Designate a newly organized or acquired Subsidiary or an existing Restricted Subsidiary as an Unrestricted Subsidiary unless:
          (i) such Subsidiary (and any Subsidiary of such Subsidiary) does not own any Equity Interests in any Restricted Subsidiary; and
          (ii) immediately before and after giving effect to such Designation, as determined on a Pro Forma Basis, (A) no Default shall have occurred and be continuing or would result from such Designation, including, without limitation, pursuant Section 7.05(f) or Section 7.11(c), (B) the Consolidated Restricted Subsidiary Leverage Ratio determined on a Pro Forma Basis giving effect to such Designation is less than or equal to 4.50 to 1.0 and (C) if the Consolidated Operating Cash Flow of all Unrestricted Subsidiaries for the Measurement Period then most recently ended would be a negative amount, such amount (expressed as a positive number) does not exceed 50% of the

Consolidated Operating Cash Flow of the Borrower and its Restricted Subsidiaries for such Measurement Period.
     (b) Designate an Unrestricted Subsidiary as a Restricted Subsidiary unless:
     (i) at least 50% of the Voting Interests of such Unrestricted Subsidiary are owned directly by the Borrower or a Restricted Subsidiary;
     (ii) no Default shall have occurred and be continuing or would result; and
     (iii) the Consolidated Restricted Subsidiary Leverage Ratio determined on a Pro Forma Basis giving effect to such Designation is less than or equal to 4.50 to 1.0.
     (c) Permit (i) the sum of (A) Consolidated Operating Cash Flow of the Borrower and its Restricted Subsidiaries for any Measurement Period and (B) the Unrestricted Subsidiary Operating Cash Flow of each Unrestricted Subsidiary the primary business of which is of a Target Business for such Measurement Period to be less than (ii) the combined Unrestricted Subsidiary Operating Cash Flow of all Unrestricted Subsidiaries the primary business of which is not a Target Business for such period.
          7.12 Consolidated Borrower Leverage Ratio. Permit the Consolidated Borrower Leverage Ratio at any time to be greater than 6.00 to 1.0.
          7.13 Amendments of Organization Documents. In the case of the Borrower, the Company or any other issuer of any Pledged Equity, amend any of its Organization Documents, except (a) pursuant to a transaction permitted by Section 7.04 or (b) on not less than 30 days prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may reasonably agree), the Borrower or any Restricted Subsidiary may change its legal name or otherwise modify its Organization Documents in any other manner which could not reasonably be expected to have a Material Adverse Effect; and provided, further, that any such notice shall include a copy of any such proposed amendment or modification.
          7.14 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) the fiscal year of the Borrower.
          7.15 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness incurred pursuant to Section 7.03(g).

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
          8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01(a) or (b), 6.02(a), (b), (e), (f) or (g), 6.03, 6.05, 6.10, 6.11, 6.12 or Article VII; or,
     (c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or
     (e) Cross-Default of Borrower. (i) The Borrower (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any (1) Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000 or (2) Guarantee of any Indebtedness (other than Indebtedness described in clauses (a) to (f) of the definition thereof) where as a result of such failure to make such payment, aggregate payments in excess of the Threshold Amount may be demanded under such Guarantee, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower as a result thereof is greater than the Threshold Amount and, in the case of any Early Termination Date resulting from such a Termination Event, such Early Termination Date is not rescinded or such Swap Termination Value is not paid within 5 Business Days following such Early Termination Date; or
     (f) Cross-Default of Restricted Subsidiary. (i) The Company or any other Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any (1) Indebtedness (other than Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000 or (2) Guarantee of any Indebtedness (other than Indebtedness described in clauses (a) to (f) of the definition thereof) where as a result of such failure to make such payment, aggregate payments in excess of the Threshold Amount may be demanded under such Guarantee, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided, however, that none of the foregoing shall constitute an Event of Default hereunder unless such default or failure shall continue until the earlier of (1) the date that is 60 days after such default or failure occurred and any grace period with respect thereto has expired and (2) the date the holders or beneficiaries of such Indebtedness give notice of or otherwise cause such Indebtedness to become due or be repurchased, prepaid, defeased or redeemed prior to its stated maturity); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any other Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by any Restricted Subsidiary as a result thereof is greater than the Threshold Amount and, in the case of any Early Termination Date resulting from such a Termination Event, such Early Termination Date is not rescinded or such Swap Termination Value is not paid within 60 days following such Early Termination Date; or

     (g) Insolvency Proceedings, Etc. The Borrower or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (h) Inability to Pay Debts; Attachment. (i) The Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (i) Judgments. There is entered against the Borrower or any Restricted Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (k) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any of its Subsidiaries contests in any manner the validity or enforceability of any provision of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
     (l) Change of Control. There occurs any Change of Control; or
     (m) Collateral Documents. Article X of this Agreement or any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms hereof or thereof) cease to create a valid and perfected Lien to the extent provided therein (subject only to Liens permitted by Section 7.01) on the Collateral purported to be covered hereby or thereby.
          8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
     (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents (including, without limitation, pursuant to Article X);
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.
          8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable) or in Article X, any amounts received on account of the Obligations (including any amounts received in respect of the Collateral) shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III and fees, expenses, disbursements and other amounts incurred by the Administrative Agent in connection with the preservation, maintenance or exercise of remedies in respect of the Collateral pursuant to Article X) payable to the Administrative Agent in its capacity as such;

     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE IX
ADMINISTRATIVE AGENT
          9.01 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the other Agents and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
     (b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender (if applicable), potential Hedge Bank and potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under Article X of this Agreement and the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-

agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
          9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
          9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by Article X of this Agreement or the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
          9.07 Non-Reliance on Administrative Agent, any other Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender hereunder.
          9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.07 and 11.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 11.04.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
          9.10 Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Termination Date, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01; and
          Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under Article X of this Agreement and the Collateral Documents in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X
SECURITY INTERESTS
          10.01 Security Interest. The Borrower hereby pledges and grants to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, as security for the payment or performance in full of the Obligations, a security interest (the “Security Interest”) in all right, title and interest of the Borrower in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by the Borrower or in which such the Borrower now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):
     (a) all Accounts;
     (b) all Chattel Paper;
     (c) all cash and Deposit Accounts;
     (d) all Documents;
     (e) all Equipment, including all Fixtures;
     (f) all General Intangibles;
     (g) all Instruments;
     (h) all Inventory;
     (i) all Investment Property;
     (j) all Pledged Collateral;
     (k) all Supporting Obligations;
     (l) all Commercial Tort Claims of the Borrower described in Schedule 6.01 to each Information Certificate (as such schedule may be supplemented from time to time pursuant to any subsequent Information Certificate or otherwise);
     (m) all other Goods;
     (n) all books and records pertaining to the Collateral;
     (o) all other assets, properties and rights of every kind and description and interests therein, including all moneys, securities and other property, now or hereafter held or received by or on behalf of the Borrower; and
     (p) all Proceeds of any and all of the foregoing;

provided, however, that notwithstanding anything to the contrary in clauses (a) through (p) above:
     (i) any General Intangible, Chattel Paper, Instrument, License or Account which by its terms prohibits the creation of a security interest therein (whether by assignment or otherwise) shall be excluded from the Lien of the Security Interest granted under this Section 10.01, and shall not be included in the Collateral of the Borrower, except to the extent that Sections 9-406(d), 9-407(a) or 9-408(a) of the UCC are effective to render any such prohibition ineffective;
     (ii) if any General Intangible, Chattel Paper, Instrument, License or Account included in the Collateral contains any term that (A) requires that any Person (other than the Borrower) obligated thereon consent to any exercise of remedies hereunder in respect of the Security Interest therein granted under this Section 10.01 or (B) otherwise restricts the ability of any such Person (other than the Borrower) to so consent, then the enforcement of such Security Interest under this Agreement shall be subject to Section 10.10(c) (but such provision shall not limit the creation, attachment or perfection of the Security Interest hereunder);
     (iii) any permit, lease, license or franchise (including any so identified on Schedule 6.02 of an Information Certificate) shall be excluded from the Lien of the Security Interest granted under this Section 10.01, and shall not be included in the Collateral, to the extent any Law applicable thereto prohibits the creation of the Security Interest therein; provided, however, if such Law requires the consent of any Governmental Authority to any Lien on any such permit, license or franchise, the Borrower shall use commercially reasonable efforts to obtain such consent;
     (iv) any Equipment (including any Software incorporated therein) owned by the Borrower on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capitalized Lease permitted to be incurred pursuant to the provisions of the Credit Agreement shall be excluded from the Lien of the Security Interest granted under this Section 10.01, and shall not be included in the Collateral, to the extent that the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease) validly prohibits the creation of any other Lien on such Collateral;
     (v) any Excluded CFC Equity Interests shall not be included in the Collateral; and
     (vi) any Equity Interests in Travel Media shall not be included in the Collateral.
     The property described in clauses (i) through (vi) above is referred to in this Agreement as “Excluded Property”. With respect to property described in clauses (i), (iii)

and (iv) above to the extent not included in the Collateral of the Borrower, such property shall constitute Excluded Property only to the extent and for so long as the creation of a Lien on such property in favor of the Administrative Agent is, and remains, validly prohibited, and upon termination of such prohibition (however occurring), such property shall cease to constitute Excluded Property. The Borrower may be required from time to time at the request of the Administrative Agent to give written notice to the Administrative Agent identifying in reasonable detail the Excluded Property (and certifying that such property constitutes Excluded Property) and to provide the Administrative Agent with such other information regarding the Excluded Property as the Administrative Agent may reasonable request.
          10.02 Pledged Collateral. The Collateral pledged by the Borrower under this Agreement shall include all of the Borrower’s right, title and interest in, to and under the following Equity Interests and Indebtedness now owned or hereafter acquired by the Borrower (collectively, the “Pledged Collateral”):
     (a) (i) the shares of capital stock, membership interests, limited partnership interests and other Equity Interests in the Company and any other Person directly owned by the Borrower on the Closing Date and listed opposite the name of the Borrower on Schedule 2.01 to the Initial Information Certificate, (ii) any other Equity Interests of any Person obtained in the future by the Borrower and identified on Schedule 2.01 to any subsequent Information Certificate (or other supplement thereto), and (iii) the certificates representing all such Equity Interests (collectively, the “Pledged Equity”); provided, however, that the Pledged Equity of the Borrower shall exclude (A) Equity Interests of any CFC owned directly by the Borrower that constitute more than 65% of the aggregate issued and outstanding Voting Interests of each such CFC (the excluded Equity Interests of such CFC being referred to as “Excluded CFC Equity Interests”) or (B) any Equity Interest evidenced by any Securities or Security Entitlement that is maintained in a Securities Account that is either (1) maintained with the Administrative Agent or (2) maintained with any other Securities Intermediary; provided that, to the extent required by Section 4.01(a)(iv)(C) or Section 6.12(c) or as otherwise requested by the Administrative Agent in accordance with Section 6.12(g), any such other Securities Intermediary shall have entered into a Account Control Agreement with the Administrative Agent with respect to such Securities Account;
     (b) (i) the promissory notes (including Intercompany Promissory Notes), other Instruments and debt securities of any other Person owned by the Borrower on the Closing Date and the loans and advances for money borrowed made by the Borrower to any other Person which are outstanding on the Closing Date, in each case, which are listed opposite the name of the Borrower on Schedule 2.02 to the Initial Information Certificate, (ii) any promissory notes (including Intercompany Promissory Notes), other Instruments, debt securities, and loans or advances for money borrowed in the future issued to or owed to the Borrower by any other Person and identified on Schedule 2.02 to any subsequent Information Certificate (or other supplement thereto), and (iii) the promissory notes (including, Intercompany Promissory Notes) and any other Instruments as may hereafter be issued to evidence such loans or advances for money borrowed (collectively, the “Pledged Debt”);
     (c) subject to Section 10.03, all payments of principal or interest, dividends, cash, Instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of the items referred to in clauses (a) and (b) above;
     (d) subject to Section 10.03, all rights and privileges of the Borrower with respect to the securities, instruments and other property referred to in clauses (a), (b) and (c) above; and
     (e) all Proceeds of any of the foregoing.
          10.03 Voting Rights; Dividends and Interest, etc. (a) Unless and until a Designated Event of Default shall have occurred and be continuing:
          (i) The Borrower shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could reasonably be expected to have a Material Adverse Effect.
          (ii) The Administrative Agent shall be deemed without further action or formality to have granted to the Borrower all necessary consents relating to voting rights and shall, if necessary, upon written request of the Borrower and at the sole cost and expense of the Borrower, from time to time execute and deliver (or cause to be executed and delivered) to the Borrower all such instruments as the Borrower may reasonably request in order to permit the Borrower to exercise the voting and other rights which it is entitled to exercise pursuant to subparagraph (i) above.
          (iii) The Borrower shall be entitled to receive, retain, and to utilize free and clear of any Lien hereof, any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral, but only if and to the extent that such dividends, interest, principal and other distributions are not otherwise prohibited by the terms and conditions of this Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Equity or received in exchange for any Pledged Debt or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by the Borrower, shall not be commingled by the Borrower with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and shall be forthwith delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).
     (b) Upon the occurrence and during the continuance of a Designated Event of Default, all rights of the Borrower to dividends, interest, principal or other distributions that the Borrower is authorized to receive pursuant to Section 10.03(a)(iii) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by the Borrower contrary to the provisions of this Section 10.03(b) shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of the Borrower and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this Section 10.03(b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 8.03.
     (c) Upon the occurrence and during the continuance of a Designated Event of Default, all rights of the Borrower to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 10.03(a)(i), and the obligations of the Administrative Agent under Section 10.03(a)(ii), shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers. If after the occurrence of a Designated Event of Default, such Event of Default shall have been waived pursuant to Section 11.01, the Borrower will again have the right to exercise the voting and consensual rights and powers that the Borrower would otherwise be entitled to exercise pursuant to the terms of Section 10.03(a)(i).
          10.04 Registration in Nominee Name; Denominations. The Administrative Agent, on behalf of the Secured Parties, shall have the right to hold as collateral the Pledged Collateral endorsed or assigned in blank. After the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, shall also have the right (in its sole and absolute discretion), to hold the Pledged Collateral in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the Borrower. At the request of the Administrative Agent, the Borrower will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of the Borrower. The Administrative Agent shall at all times have the right to exchange the certificates or instruments (to the extent permitted by the terms thereof) representing Pledged Securities for certificates or instruments of smaller or larger denominations for any purpose consistent with this Agreement.

          10.05 Filing Authorization. (a) The Borrower hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) if the Borrower is an organization, the type of organization and any organizational identification number issued to the Borrower, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Administrative Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral granted to the Administrative Agent, including describing such property as “all assets” or “all personal property.” The Borrower agrees to provide such information to the Administrative Agent promptly upon request.
     (b) The Borrower also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any such initial financing statements or amendments thereto if filed prior to the date hereof.
     (c) The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) Intellectual Property Security Agreements or such other documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by the Borrower, and naming the Borrower, as debtor, and the Administrative Agent, as secured party.
          10.06 Continuing Security Interest; Transfer of Loans. This Agreement to the extent provided herein shall create a continuing security interest in the Collateral of the Borrower and shall remain in full force and effect until the Termination Date, be binding upon the Borrower, its successors, transferees and assigns, and inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party. Without limiting the generality of the foregoing, any Secured Party may assign or otherwise transfer (in whole or in part) any Commitment or Loan or other Obligation held by it to any other Person, and such other Person shall thereupon become vested with all the rights and benefits in respect thereof granted to such Lender under any Loan Document (including this Agreement) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 11.06 and Article IX.
          10.07 Borrower Remains Liable.
     (a) Subject to the terms of the Loan Documents,
          (i) the Borrower shall remain liable under the contracts and agreements included in the Collateral (including all Contractual Obligations) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and
          (ii) the Borrower will comply in all material respects with all Laws relating to the ownership and operation of the Collateral, including all registration requirements under applicable Laws, and shall pay when due all taxes, fees and assessments imposed on or with respect to the Collateral, except to the extent the validity thereof is being contested in good faith by appropriate proceedings for which adequate reserves in accordance with GAAP have been set aside by the Borrower.
     (b) Anything herein to the contrary notwithstanding,
          (i) the exercise by the Administrative Agent of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral, and
          (ii) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
          10.08 Security Interest Absolute. All rights of the Administrative Agent and the security interests granted to the Administrative Agent hereunder, and all obligations of the Borrower hereunder, to the fullest extent permitted by applicable Law, shall be absolute and unconditional, irrespective of any of the following conditions, occurrences or events:
     (a) any lack of validity or enforceability of any Loan Document;
     (b) the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against, the Borrower, any of its Subsidiaries or any other Person under the provisions of any Loan Document or otherwise or to exercise any right or remedy against any other guarantor of, or collateral securing, any Obligation;
     (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any other extension, compromise or renewal of any Obligation, including any increase in the Obligations resulting from the extension of additional credit to the Borrower or any other obligor or otherwise;
     (d) any reduction, limitation, impairment or termination of any Obligation for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, non-genuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligation or otherwise;
     (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of any Loan Document;
     (f) any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any of the Obligations; or
     (g) any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, Borrower or otherwise.
          10.09 Release; Termination.
     (a) Upon any sale, transfer or other disposition of any item of Collateral by the Borrower in accordance with Section 7.05, the Administrative Agent will, at the Borrower’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to the Borrower such documents as the Borrower shall reasonably request pursuant to Section 10.09(c) below to evidence the release of such item of Collateral from the assignment and security interest granted hereby.
     (b) Upon the Termination Date, the pledge, assignment and security interest granted by the Borrower hereunder shall terminate and all rights to the Collateral shall revert to the Borrower. Upon any such termination, the Administrative Agent will, at the Borrower’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to the Borrower such documents as the Borrower shall reasonably request pursuant to Section 10.09(c) to evidence such termination and deliver to the Borrower all Pledged Securities, Instruments, Tangible Chattel Paper and negotiable documents representing or evidencing the Collateral then held by the Administrative Agent.
     (c) At the written request of the Borrower pursuant to Section 10.09(a) or (b) above, the Administrative Agent will, at the Borrower’s expense and without any representations, warranties or recourse of any kind whatsoever (except as to the release of the Security Interest), execute and deliver to the Borrower such release documents as the Borrower shall reasonably request; provided, however, that in the case of any such requested release under Section 10.09(a) (i) at the time of such request and such release no Default shall have occurred and be continuing, (ii) the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days (or such shorter period agreed to by the Administrative Agent) prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a form of release for execution by the Administrative Agent (which release shall be in form and substance satisfactory to the Administrative Agent) and a certificate of the Borrower to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Administrative Agent (or the Required Lenders through the Administrative Agent) may reasonably request and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.04 shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Administrative Agent when and as required under Section 2.04.
          10.10 Remedies upon Default. (a) Upon the occurrence and during the continuance of an Event of Default, subject to the mandatory requirements of applicable Law, the Borrower agrees to deliver all or any item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times: (i) with respect to any Collateral consisting of Intellectual Property, subject to pre-existing rights and licenses, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Collateral by the Borrower to the Administrative Agent (except to the extent an assignment, transfer or conveyance thereof would result in a loss of said Intellectual Property), or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained); (ii) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral; (iii) enforce compliance with and take any and all action with respect to the Pledged Collateral and other Collateral to the fullest extent as though the Administrative Agent were the absolute owner thereof, including the right to receive distributions and other payments with respect to the Pledged Collateral and the other Collateral; and (iv) generally with respect to all Collateral, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable Law. Without limiting the generality of the foregoing, the Borrower agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable Law and subject to pre-existing rights and licenses to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale of Collateral the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of the Borrower, and the Borrower hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that the Borrower now has or may at any time in the future have under any rule of Law or statute now existing or hereafter enacted.

     (b) The Administrative Agent shall give the Borrower 10 days’ written notice (which the Borrower agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 10.10, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of the Borrower (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to the Borrower therefor. For purposes hereof, an enforceable written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale in compliance with such agreement and the Borrower shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement, all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and the Collateral Documents and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 10.10 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

     (c) Notwithstanding anything to the contrary contained in this Agreement, if any enforceable term of any promissory note, contract, agreement, permit, lease, license (including any License) or other General Intangible included as a part of the Collateral requires the consent of the Person obligated on such promissory note or any Person (other than the Borrower) obligated on such lease, contract or agreement, or which has issued such permit or license (including any License) or other General Intangible (i) for the creation, attachment or perfection of the Lien of this Agreement in such Collateral or (ii) for the assignment or transfer thereof or the creation, attachment or perfection of such Lien not to give rise to a default, breach, right of recoupment, claim, defense, termination, right of termination or other remedy thereunder, then the receipt of any such necessary consent shall be a condition to any exercise of remedies against such Collateral under this Section 10.10 (but not to the creation, attachment or perfection of the Lien of this Agreement as provided herein).
          10.11 Application of Proceeds. All cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral of the Borrower may, in the discretion of the Administrative Agent, be held, to the extent permitted under applicable Law, by the Administrative Agent as additional collateral security for all or any part of the Obligations of the Borrower, and/or then or at any time thereafter shall be applied in whole or in part by the Administrative Agent for the ratable benefit of the Secured Parties against all or any part of the Obligations of the Borrower in accordance with Section 8.03. Any surplus of such cash or cash proceeds of the Borrower held by the Administrative Agent and remaining on the Termination Date shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.
          10.12 Grant of License to Use Intellectual Property. Subject to any Licenses or other agreements with third parties that have been or may be entered into by the Borrower, for the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, the Borrower hereby grants to the Administrative Agent an irrevocable (during such time), nonexclusive license for the term of this Agreement (exercisable without payment of royalty or other compensation to the Borrower) to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by the Borrower, wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Borrower notwithstanding any subsequent cure of an Event of Default.
          10.13 Securities Act, etc. In view of the position of the Borrower in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Laws with respect to any disposition of the Pledged Collateral or any Investment Property permitted hereunder. The Borrower understands that compliance with the

Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral or any Investment Property, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral or any Investment Property could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral or any Investment Property under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. The Borrower recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral or any Investment Property, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral or any such Investment Property for their own account, for investment, and not with a view to the distribution or resale thereof. The Borrower acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, when exercising remedies on behalf of the Secured Parties after an Event of Default has occurred and is continuing, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or Investment Property or part thereof shall have been filed under the Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. The Borrower acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral or Investment Property at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 10.13 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.
          10.14 Administrative Agent Appointed Attorney-in-Fact. (a) The Borrower hereby appoints the Administrative Agent the attorney-in-fact of the Borrower for the purpose, upon the occurrence and during the continuance of an Event of Default, of carrying out the provisions of this Article X and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of the Borrower, (i) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (ii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral, (iii) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral, (iv) to sign the name of the Borrower on any invoice or bill of lading relating to any of the Collateral, (v) to send verifications of Accounts to any Account Debtor, (vi) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral, (vii) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, (viii) to notify, or to require the Borrower to notify, Account Debtors to make payment directly to the Administrative Agent, (x) to make, settle and adjust claims in respect of the Collateral under policies of insurance, to endorse the name of the Borrower in any check, draft, instrument or other item of payment of the proceeds of such policies of insurance and to make all determinations and decision with respect thereto, and (x) subject to pre-existing rights and licenses, to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided, that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
     (b) In the event that the Borrower shall fail to obtain or maintain any policy of insurance required by this Agreement or any Collateral Document or to pay any premium in whole or in part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Borrower hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto as the Administrative Agent reasonably deems advisable.
     (c) The Administrative Agent may, in its sole discretion, discharge past due taxes, amendments, charges, fees and Liens at any time levied or placed on the Collateral to the extent the Borrower failed to do so as required by this Agreement without waiving or releasing any obligation or liability of the Borrower hereunder or any Event of Default.
     (d) All sums disbursed by the Administrative Agent pursuant to this Article X, including reasonable attorney’s fees, court costs, expenses, and other charges (including the amount of any insurance premiums or other obligation discharged by the Administrative Agent) shall be reimbursed by the Borrower pursuant to Section 11.04, and until so reimbursed shall be additional Obligations of the Borrower secured by the Collateral.

ARTICLE XI
MISCELLANEOUS
          11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any Restricted Subsidiary therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and (i) a copy of each such waiver or consent shall be delivered to the Administrative Agent a reasonable amount of time prior to execution thereof, (ii) a fully executed copy thereof shall be delivered to the Administrative Agent in a reasonable amount of time after execution thereof, and (iii) each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01 without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
     (e) change (i) Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04(b) in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term B Facility, the Required Term B Lenders, and (ii) if such Facility is an Additional Term Facility, the applicable Required Additional Term Lenders;
     (f) change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of

Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(g)), without the written consent of each Lender or (ii) the definition of “Required Additional Term Lenders” or “Required Term B Lenders” without the written consent of each Lender under the applicable Facility;
     (g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or
     (h) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term B Facility, the Required Term B Lenders, and (iii) if such Facility is an Additional Term Facility, the applicable Required Additional Term Lenders;
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
          If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
          11.02 Notices; Effectiveness; Electronic Communications.(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
          (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower and the Administrative Agent, may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.
     (e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          11.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by (without duplication) the Administrative Agent and its Affiliates and the Lead Arrangers (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent without duplication of internal and external counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii)  all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any external counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section; provided, however, that prior to the occurrence and continuation of an Event of Default the fees and charges of internal attorneys shall not be duplicative of any such external counsel, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each other Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee that are not duplicative of fees and charges of internal counsel, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of the Borrower’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES,

WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any other Agent or any Related Party thereof, and without relieving the Borrower of its obligation to do so, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), any other Agent or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any other Agent in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any other Agent in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11.
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
          11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
          11.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agents and the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
          (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
          (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
          (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
          (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
          (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

          (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
          (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

          11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or an Eligible Assignee invited to be a Lender pursuant to Section 2.03 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
          For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary thereof relating to the Borrower or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary thereof, provided that, in the case of information received from the Borrower or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care, but at least reasonable care, to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
          11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
          11.10 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

          11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
          A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          11.14 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     (b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW
          11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers and the other Agents are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers and the other Agents, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lead Arranger and each other Agent each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of its Affiliates or any other Person and (B) neither the Administrative Agent nor any Lead Arranger or other Agent has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers and the other Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lead Arranger or other Agent has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the full extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arrangers and the other Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
          11.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

          11.18 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DISCOVERY COMMUNICATIONS HOLDING, LLC
By:	/s/ J. Michael Suffredini
Name: J. Michael Suffredini
Title: Senior Vice President and Treasurer

Credit, Pledge and Security Agreement
Signature Page

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Kevin J. Sanders
	Name:	Kevin J. Sanders
	Title:	Vice President

Credit, Pledge and Security Agreement
Signature Page

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Kevin J. Sanders
	Name:	Kevin J. Sanders
	Title:	Vice President

Credit, Pledge and Security Agreement
Signature Page

SCHEDULE 2.01
to
Credit, Pledge and Security Agreement
COMMITMENTS; APPLICABLE PERCENTAGES
TERM B FACILITY

	Term B	Applicable
Term B Lender	Commitment	Percentage
BANK OF AMERICA, N.A.	$1,500,000,000.00	100.0000000000%

Total	$1,500,000,000.00	100.0000000000%
Schedule 2.01
1

List of Omitted Exhibits and Schedules
     The following exhibits and schedules to the Credit, Pledge and Security Agreement, dated as of May 14, 2007, among Discovery Communications Holding, LLC, as Borrower, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, The Royal Bank of Scotland, plc, Toronto Dominion (Texas), Inc., and Wachovia Bank, National Association, as Document Agents, Banc of America Securities LLC and J.P. Morgan Securities, Inc., as Joint Lead Arrangers and Joint Bookrunners, and the other lenders that are parties thereto have not been provided herein:

Schedule 11.02:	Administrative Agent's Office, Certain Addresses for Notices

Exhibit A:	Form of Loan Notice

Exhibit B:	Form of Note

Exhibit C:	Form of Compliance Certificate

Exhibit D:	Form of Assignment and Assumption

Exhibit E:	Form of Information Certificate (Closing Date)

Exhibit F:	Form of Information Certificate (Annual)

     The undersigned registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.